Exhibit 2.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
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In re	:	Chapter 11
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Broadview Networks Holdings, Inc., et al.,[1]	:	Case No. 12-13581 (SCC)
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Debtors.	:	(Jointly Administered)
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FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER

(A) APPROVING PREPETITION SOLICITATION PROCEDURES,

(B) APPROVING ADEQUACY OF DISCLOSURE STATEMENT, AND

(C) CONFIRMING JOINT PREPACKAGED PLAN OF REORGANIZATION

FOR BROADVIEW NETWORKS HOLDINGS, INC. AND ITS AFFILIATED DEBTORS

Upon the Joint Prepackaged Plan of Reorganization for Broadview Networks Holdings, Inc. and Its Affiliated Debtors, dated August 22, 2012 (including all exhibits, schedules, appendices, and supplements thereto, and as amended, modified, or supplemented from time to time, the “Plan”); the Debtors’ Disclosure Statement for Solicitation of Acceptances of a Prepackaged Plan of Reorganization, dated July 13, 2012 (including any supplements and annexes thereto, the “Disclosure Statement”); and upon the motion (the “Motion”) of the debtors and debtors in possession in the above-captioned cases (the “Debtors”) for entry of (i) an order (the “Scheduling Order”) (a) scheduling a combined hearing on the adequacy of the Disclosure Statement and confirmation of the Plan, (b) approving the procedures

[1]	The last four digits of the taxpayer identification numbers of the Debtors follow in parentheses: (i) Broadview Networks Holdings, Inc. (0798); (ii) A.R.C. Networks, Inc. (0814); (iii) ARC Networks, Inc. (4934); (iv) ATX Communications, Inc. (2245); (v) ATX Licensing, Inc. (9838); (vi) ATX Telecommunication Services of Virginia, LLC (3888); (vii) BridgeCom Holdings, Inc. (2965); (viii) BridgeCom International, Inc. (3985); (ix) BridgeCom Solutions Group, Inc. (3989); (x) Broadview Networks, Inc. (1082); (xi) Broadview Networks of Massachusetts, Inc. (8054); (xii) Broadview Networks of Virginia, Inc. (6404); (xiii) Broadview NP Acquisition Corp. (2734); (xiv) BV-BC Acquisition Corp. (7846); (xv) CoreComm – ATX, Inc. (0529); (xvi) CoreComm Communications, LLC (2077); (xvii) Digicom, Inc. (7176); (xviii) Eureka Broadband Corporation (6004); (xix) Eureka Holdings, LLC (1318); (xx) Eureka Networks, LLC (1244); (xxi) Eureka Telecom, Inc. (3720); (xxii) Eureka Telecom of VA, Inc. (5508); (xxiii) InfoHighway Communications Corporation (0551); (xxiv) Info-Highway International, Inc. (8543); (xxv) InfoHighway of Virginia, Inc. (1600); (xxvi) Nex-i-.com, Inc. (3240); (xxvii) Open Support Systems LLC (9972); and (xxviii) TruCom Corporation (0714). The Debtors’ executive headquarters’ address is 800 Westchester Avenue, Rye Brook, NY 10573.

for objecting to the adequacy of the Disclosure Statement and confirmation of the Plan, (c) approving form and manner of notice of the Combined Hearing and commencement of the chapter 11 cases, and (d) waiving the requirement for meetings of creditors or equity security holders and for filing monthly operating reports; and (ii) an order (the “Confirmation Order” or “Order”) (a) approving the prepetition solicitation procedures (the “Solicitation Procedures”), (b) approving the adequacy of the Disclosure Statement and (c) confirming the Plan; and upon the entry of the Scheduling Order, dated August 23, 2012, granting, in part, the Motion [Docket No. 37]; and the Court having considered the Debtors’ Memorandum of Law In Support of (I) Confirmation of Joint Plan of Reorganization for Broadview Networks Holdings, Inc. and Its Affiliated Debtors, (II) Approval of Disclosure Statement with Respect to the Plan and (III) In Response to Certain Objections Thereto (the “Confirmation Brief”) [Docket No. 134], the Declaration of Michael K. Robinson, President and Chief Executive Officer of Broadview Networks Holdings, Inc., In Support of Confirmation of Plan of Reorganization (the “Robinson Declaration”) [Docket No. 137] and the Declaration of Daniel B. Mendelow of Evercore Group L.L.C. In Support of Confirmation of Plan of Reorganization (the “Mendelow Declaration”) [Docket No. 138]; and upon the (i) testimony, affidavits, declarations and exhibits admitted into evidence at the October 3, 2012 hearing to approve the Solicitation Procedures, approve the adequacy of the Disclosure Statement and confirm the Plan (the “Combined Hearing”), (ii) arguments of counsel presented at the Combined Hearing, (iii) objections and responses filed with respect to the adequacy of the Solicitation Procedures, the approval of the Disclosure Statement and the confirmation of the Plan by certain parties (collectively, the “Objections”), and (iv) pleadings filed in support of confirmation of the Plan; and the Court having taken judicial notice of the docket of these cases maintained by the Clerk of the Court and/or its duly appointed agent; and all pleadings and other documents filed, all orders entered, and evidence

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and arguments made, proffered or adduced at, and the hearings held before the Court during the pendency of these cases (the “Reorganization Cases”); and upon the Court having found that due and proper notice has been given with respect to the Combined Hearing and the deadlines and procedures for filing objections to the Solicitation Procedures, Disclosure Statement and Plan; and upon the appearance of interested parties having been duly noted in the record of the Combined Hearing; and upon the record of the Combined Hearing and the Reorganization Cases; and after due deliberation thereon, and sufficient cause appearing therefor;

IT IS HEREBY FOUND THAT:2

JURISDICTION AND VENUE

A. The Court has jurisdiction over this matter and these Reorganization Cases pursuant to 28 U.S.C. §§ 157 and 1334. Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

B. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. § 157(b), and this Court has exclusive jurisdiction to determine whether the Plan should be confirmed under the applicable provisions of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”).

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The findings set forth herein and in the record of the Combined Hearing constitute this Court’s findings of fact pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Rules 7052 and 9014 of the Federal Rules of Bankruptcy Procedure. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such.

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FILING OF PLAN

C. On August 22, 2012, the Debtors filed the Plan and Disclosure Statement, attaching thereto a form of the New Senior Secured Notes Indenture.3 On September 20, 2012, the Debtors filed forms of the revised New Senior Secured Notes Indenture, the Commitment Letter and Term Sheet with respect to the New ABL Agreement, the New Stockholders Agreement, the New Registration Rights Agreement, the List of Officers and Directors, the New Warrant Agreement, the list of proposed officers and directors of the Reorganized Debtors, the amended certificates of incorporation of the Reorganized Debtors and the amended by-laws of the Reorganized Debtors.4

ADEQUACY OF DISCLOSURE

STATEMENT AND SOLICITATION PROCEDURES

D. The Disclosure Statement contains “adequate information” with the meaning of Section 1125 of the Bankruptcy Code.

E. The forms of the ballots and master ballots annexed to the Motion as Exhibits B-1, B-2 and B-3 are sufficiently consistent with Official Form No. 14, and Exhibit B and Exhibit C to the Prepackaged Guidelines, adequately address the particular needs of these prepackaged chapter 11 cases and are appropriate for the classes of claims and interests that were entitled to vote to accept or reject the Plan.

F. The forms of the ballots and master ballots required the furnishing of sufficient information to assure that duplicate ballots were not submitted and tabulated.

[3]	Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Prepackaged Plan.
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To the extent that drafts or summary descriptions of documents have been filed with the Court in connection with the Prepackaged Plan, the draft documents will be finalized pursuant to the Prepackaged Plan for execution and delivery.

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G. The Debtors were not required to solicit the votes from holders of Claims in Class 1 (ABL Facility Claims), Class 3 (Other Secured Claims), Class 4 (Other Priority Claims), Class 5 (General Unsecured Claims), and Class 6 (Intercompany Claims) and holders of Interests in Class 7 (Intercompany Interests), because the Plan provides that such classes are unimpaired and, therefore, are conclusively presumed to have accepted the Plan.

H. The Debtors were not required to solicit the votes from holders of Interests in Class 9 (Other Existing Equity Interests) and holders of Claims in Class 10 (Subordinated Securities Claims), because the Plan provides that such classes are impaired and shall not receive or retain any property under the Plan and, therefore, are deemed to have rejected the Plan.

I. The voting deadline was reasonable and provided an adequate period of time under the circumstances for creditors to make an informed decision to accept or reject the Plan.

J. The procedures for the solicitation and tabulation of votes to accept or reject the Plan (as more fully set forth in the Motion) provided for a fair and equitable voting process and are consistent with section 1126 of the Bankruptcy Code.

K. The contents of the solicitation package (the “Solicitation Package”), containing the Disclosure Statement, the Plan (attached as an exhibit to the Disclosure Statement), and the ballot(s) to be transmitted to each holder of Senior Secured Notes or Existing Preferred Interests entitled to vote on the Plan, complied with Rules 2002 and 3017 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) and constituted sufficient notice to all interested parties.

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STANDARDS FOR CONFIRMATION UNDER

SECTION 1129 OF THE BANKRUPTCY CODE

L. Section 1129(a)(1). The Plan complies with each applicable provision of the Bankruptcy Code. In particular, the Plan complies with the requirements of sections 1122 and 1123 of the Bankruptcy Code. Among other things:

1.	In accordance with section 1122(a) of the Bankruptcy Code, Article III of the Plan classifies each Claim against and Interest in the Debtors into a Class containing only substantially similar Claims or Interests;

2.	In accordance with section 1123(a)(1) of the Bankruptcy Code, Article III of the Plan properly classifies all Claims and Interests that require classification;

3.	In accordance with section 1123(a)(2) of the Bankruptcy Code, Article IV of the Plan properly specifies each Class of Claims or Interests that is not impaired under the Plan;

4.	In accordance with section 1123(a)(3) of the Bankruptcy Code, Article V of the Plan properly specifies the treatment of each Class of Claims or Interests that is impaired under the Plan;

5.	In accordance with section 1123(a)(4) of the Bankruptcy Code, the Plan provides the same treatment for each Claim or Interest of a particular Class unless the holder of such a Claim or Interest agrees to less favorable treatment;

6.	In accordance with section 1123(a)(5) of the Bankruptcy Code, the Plan provides adequate means for its implementation, including, without limitation, the provisions regarding the Restructuring Transaction and the post-Effective Date corporate management, governance and actions set forth in Article VII of the Plan;

7.	In accordance with section 1123(a)(6) of the Bankruptcy Code, Section 7.2 of the Plan provides that the certificate of incorporation or operating agreement, as applicable, of each Reorganized Debtor shall be amended to contain a provision prohibiting the issuance of non-voting equity securities.

8.

In accordance with section 1123(a)(7) of the Bankruptcy Code, the provisions of the Plan and the Reorganized Debtors’ amended certificates of incorporation, bylaws or operating agreements, as applicable, regarding the manner of selection of officers and directors of the Reorganized Debtors, including, without limitation,

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the provisions of Section 7.4 of the Plan, are consistent with the interests of creditors and equity security holders and with public policy;

9.	In accordance with section 1123(b)(1) of the Bankruptcy Code, Article IV and Article V of the Plan impair or leave unimpaired, as the case may be, each Class of Claims and Interests;

10.	In accordance with section 1123(b)(2) of the Bankruptcy Code, Article IX of the Plan provides for the assumption, assumption and assignment, or rejection of the Debtors’ executory contracts and unexpired leases that have not been previously assumed, assumed and assigned or rejected pursuant to section 365 of the Bankruptcy Code and orders of the Court;

11.	In accordance with section 1123(b)(3) of the Bankruptcy Code, Section 8.2 of the Plan provides that, except as provided in the Plan or in any contract, instrument, release or other agreement entered into in connection with the Plan or by order of the Bankruptcy Court, the Reorganized Debtors will retain and may enforce any claims, rights and causes of action that the Debtors or the Estates may hold against any entity, to the extent not expressly released under the Plan or by any Final Order of the Court;

12.	In accordance with section 1123(b)(3) of the Bankruptcy Code, Section 2.2 of the Plan provides that the treatment of Claims against and Interests in the Debtors under the Plan represents, among other things, the settlement and compromise of certain disputes. In accordance with Bankruptcy Rule 9019, such settlements are fair and equitable and in the best interests of the Debtors and creditors;

13.	In accordance with section 1123(b)(5) of the Bankruptcy Code, Articles IV and V of the Plan modify or leave unaffected, as the case may be, the rights of holders of Claims in each Class of Claims;

14.	In accordance with section 1123(b)(6) of the Bankruptcy Code, the Plan includes additional appropriate provisions that are not inconsistent with applicable provisions of the Bankruptcy Code, including, without limitation, the provisions of Articles I, VI, VIII, X, and XI of the Plan; and

15.

In accordance with section 1123(d) of the Bankruptcy Code, Section 9.2 of the Plan provides for the satisfaction of Cure Amounts associated with each executory contract and unexpired lease to be assumed pursuant to the Plan in accordance with

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section 365(b)(1) of the Bankruptcy Code. Cure Amounts will be determined in accordance with the underlying agreements and applicable law.

M. Section 1129(a)(2). The Debtors have complied with all applicable provisions of the Bankruptcy Code with respect to the Plan and the solicitation of acceptances or rejections thereof. In particular, the Plan complies with the requirements of sections 1125 and 1126 of the Bankruptcy Code as follows:

1.	All persons entitled to receive notice of the Disclosure Statement, the Plan and the Combined Hearing have received proper, timely and adequate notice in accordance with the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and the Local Bankruptcy Rules for the Southern District of New York (collectively, the “Bankruptcy Rules”), and have had an opportunity to appear and be heard with respect thereto.

2.	The Debtors, and, to the extent applicable, certain of the Required Consenting Noteholders, solicited votes with respect to the Plan in good faith and in a manner consistent with the Bankruptcy Code and the Bankruptcy Rules. Accordingly, the Released Parties are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and by the exculpation provisions set forth in Section 8.4(e) of the Plan.

3.	Claims and Interests in Classes 1, 3, 4, 5, 6 and 7 under the Plan are unimpaired, and such Classes are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

4.	The Plan was voted on by all Classes of impaired Claims and Interests that were entitled to vote pursuant to the Bankruptcy Code and the Bankruptcy Rules (i.e., Classes 2 and 8).

5.	The Debtors have made a final determination of the validity of, and tabulation with respect to, all acceptances and rejections of the Plan by holders of Claims entitled to vote on the Plan, including the amount and number of accepting and rejecting Claims in Class 2 and Interests in Class 8 under the Plan.

6.	Class 2 has accepted the Plan by at least two-thirds in amount and a majority in number of the Claims in such Class 2 actually voting.

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7.	Class 8 has accepted the Plan by at least two-thirds in amount of the Interests in Class 8 actually voting.

N. Section 1129(a)(3). The Plan has been proposed in good faith and not by any means forbidden by law. In so finding, the Court has considered the totality of the circumstances in these Reorganization Cases. The Plan is the result of extensive, good faith, arm’s-length negotiations among the Debtors and certain of their principal constituencies (including the Required Consenting Noteholders and the Consenting Equity Holders, and each of their representatives), reflects substantial input from the principal constituencies having an interest in these cases, and achieves the goal of consensual reorganization embodied by the Bankruptcy Code.

O. Section 1129(a)(4). No payment for services or costs and expenses in or in connection with these cases, or in connection with the Plan and incident to these cases, has been or will be made by the Debtors, other than payments that have been (or subsequently are) authorized by order of the Court, including, but not limited to, the Final Order under sections 105, 361, 362, 363(c), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and 507 of the Bankruptcy Code and Bankruptcy Rules 2002, 4001 and 9014: (I) Authorizing Debtors to Obtain Postpetition Financing; (II) Authorizing Debtors to Use Cash Collateral; and (III) Granting Adequate Protection to Prepetition Secured Parties, entered on September 14, 2012 (the “Final DIP Order”) (Docket No. 97). Pursuant to Section 2.5 of the Plan, professionals holding Fee Claims are required to file their final fee applications with the Court no later than forty-five (45) days after the Effective Date (or, if such date is not a Business Day, by the next Business Day thereafter). Pursuant to Section 4.4 of the Plan, and except as otherwise provided herein, all payments to be made to Professional Persons or other entities asserting Fee Claims for services rendered before the Effective Date will be subject to review and approval by this Court.

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P. Section 1129(a)(5). The identities and affiliations of the directors and officers of each of the Reorganized Debtors, and the identity and the nature of compensation of insiders that will be employed or retained by the Reorganized Debtors, have been disclosed in the Plan Supplement filed with the Court prior to the Combined Hearing. The appointments to, or continuance in, such offices by the proposed directors and officers is consistent with the interests of holders of Claims and Interests and with public policy.

Q. Section 1129(a)(6). The Plan does not provide for any changes in rates that require regulatory approval of any governmental agency.

R. Section 1129(a)(7). Each holder of an impaired Claim or Interest in each impaired Class of Claims or Interests that has not accepted the Plan will, on account of such Claim or Interest, receive or retain property under the Plan having a value, as of the Effective Date, that is not less than the amount that such holder would have received or retained if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date.

S. Section 1129(a)(8). The Plan has not been accepted by all impaired Classes of Claims and Interests because, pursuant to section 1126(g) of the Bankruptcy Code, the holders of Interests in Class 9 and holders of Claims in Class 10 are deemed to have rejected the Plan. Nevertheless, the Plan is confirmable under section 1129(b) of the Bankruptcy Code with respect to such non-accepting Classes of Claims and Interests.

T. Section 1129(a)(9). Except to the extent that the holder of a particular Claim has agreed to different treatment, the Plan provides treatment for Administrative Claims, Priority Tax Claims, Fee Claims and Priority Non-Tax Claims that is consistent with the requirements of section 1129(a)(9) of the Bankruptcy Code.

U. Section 1129(a)(10). The Plan has been accepted by Classes 2 and 8, determined without including any acceptance of the Plan by any insider in such Classes.

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V. Section 1129(a)(11). The Debtors’ projections of the capitalization and financial information of the Reorganized Debtors as of the Effective Date are reasonable and made in good faith, and confirmation of the Plan is not likely to be followed by the liquidation or the need for the further financial reorganization of the Debtors.

W. Section 1129(a)(12). The Plan provides that all fees payable pursuant to section 1930 of title 28 of the United States Code due and payable through the Effective Date shall be paid by the Debtors on the Effective Date or as soon as practicable thereafter, and amounts due thereafter shall be paid by each of the applicable Reorganized Debtors in the ordinary course until the earlier of the entry of a final decree closing the applicable Reorganization Case or a Bankruptcy Court order converting or dismissing the applicable Reorganization Case.

X. Section 1129(a)(13). Pursuant to Section 11.4 of the Plan, on and after the Effective Date, in accordance with section 1129(a)(13) of the Bankruptcy Code, each Reorganized Debtor shall continue to pay all retiree benefits (within the meaning of section 1114 of the Bankruptcy Code), if any, at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtor had obligated itself to provide such benefits.

Y. Section 1129(b). The Plan does not “discriminate unfairly” and is “fair and equitable” with respect to Classes 9 and 10, which Classes are impaired and deemed to reject the Plan. The Plan does not discriminate unfairly with respect to such Classes because no similarly situated holders of Claims or Interests are receiving a recovery under the Plan. The Plan is “fair and equitable” with respect to such Classes because (i) no holders of Claims or Interests junior to the Claims and Interests in such Classes will receive or retain property under the Plan on account of such Claims or Interests, and (ii) no senior Class will receive a recovery in excess of 100%.

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Z. Section 1129(c). The Plan is the only plan that has been filed in these cases that has been found to satisfy the requirements of subsections (a) and (b) of section 1129 of the Bankruptcy Code. Accordingly, the requirements of section 1129(c) of the Bankruptcy Code have been satisfied.

AA. Section 1129(d). No party in interest, including, but not limited to, any Governmental Unit (as defined in section 101(27) of the Bankruptcy Code), has requested that the Court deny confirmation of the Plan on grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933, and the principal purpose of the Plan is not such avoidance. Accordingly, the Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.

DISCHARGE, INDEMNIFICATION,

INJUNCTIONS, RELEASES AND EXCULPATION

BB. The indemnification, injunction, discharge, release and exculpation provisions set forth in the Plan constitute good-faith compromises and settlements of the matters covered thereby. Such compromises and settlements are made in exchange for consideration and: (i) are in the best interests of the Debtors, their Estates and holders of Claims and Interests; (ii) are fair, equitable and reasonable; and (iii) are integral elements of the restructuring and resolution of the Reorganization Cases in accordance with the Plan. The failure to effect the indemnification, injunction, discharge, exculpation and release provisions described in the Plan would seriously impair the Debtors’ ability to confirm the Plan. Each of the discharge, release, indemnification, injunction and exculpation provisions set forth in the Plan:

(i)	is within the jurisdiction of the Court under 28 U.S.C. §§ 1334(a), (b) and (d);

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(ii)	is an essential means of implementing the Plan pursuant to section 1123(a)(5) of the Bankruptcy Code;

(iii)	is an integral element of the settlements and transactions incorporated into the Plan;

(iv)	confers material benefit on, and is in the best interests of, the Debtors, their estates and the holders of Claims and Interests;

(v)	is important to the overall objectives of the Plan to finally resolve all Claims among or against the parties in interest in the Reorganization Cases with respect to the Debtors, their organization, capitalization, operation and reorganization; and

(vi)	is consistent with sections 105, 1123 and 1129 of the Bankruptcy Code and applicable law.

CONDITIONS PRECEDENT

CC. Each of the conditions precedent to the entry of this Order has been satisfied in accordance with Section 10.1 of the Plan or properly waived in accordance with Section 10.3 of the Plan.

DD. The Plan, and all transactions contemplated thereby, complies with all applicable law.

Accordingly, it is hereby

ORDERED, ADJUDGED AND DECREED, that:

1. Pursuant to Bankruptcy Rule 3017(b), the Disclosure Statement is APPROVED as containing adequate information within the meaning of section 1125(a) of the Bankruptcy Code.

2. The Solicitation Procedures, including the procedures for transmittal of the Solicitation Packages, the form of ballots and master ballots, the voting deadline, the voting record date, the procedures for vote tabulation, and the solicitation materials are approved under sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, the

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Disclosure Statement, the Scheduling Order, the Prepackaged Guidelines, the local rules of this Court, all other applicable provisions of the Bankruptcy Code, and all other rules, laws, regulations applicable to such solicitation. The solicitation of Classes 2 and 8 complied with the provisions of section 1125(g) of the Bankruptcy Code.

3. The Plan and each of its provisions (whether or not specifically described herein) are CONFIRMED in each and every respect, pursuant to section 1129 of the Bankruptcy Code.

4. Any Objections or responses to confirmation of the Plan and the reservation of rights contained therein that (a) have not been withdrawn, waived or settled prior to the entry of this Order, or (b) are not cured by the relief granted herein, are hereby OVERRULED in their entirety and on their merits, and all withdrawn objections or responses are hereby deemed withdrawn with prejudice.

A.	Approval of Releases

5. The releases set forth in Sections 8.4(b) and (c) of the Plan are approved in all respects pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, are so ordered and shall be immediately effective on the Effective Date of the Plan without further order or action on the part of the Court, any of the parties to such releases or any other party.

6. All Persons releasing claims pursuant to Section 8.4(b) or (c) of the Plan are permanently enjoined from and after the Confirmation Date from taking any actions referred to in clauses (i) through (vi) of Section 8.4(d) of the Plan against any party with respect to any claim released pursuant to Sections 8.4(b) or (c) of the Plan.

7. With respect to a Released Party that is a non-Debtor, nothing in this Order or the Plan shall effect a release of any claim by the United States government or any of its agencies whatsoever, including without limitation, any claim arising under the Internal

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Revenue Code, the environmental laws or any criminal laws of the United States against such Released Party, nor shall anything in this Order or the Plan enjoin the United States from bringing any claim, suit, action or other proceeding against such Released Party for any liability whatever, including without limitation, any claim, suit or action arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States, nor shall anything in this Order or the Plan exculpate any non-Debtor party from any liability to the United States Government or any of its agencies, including any liabilities arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States against such Released Party.

8. With respect to a Released Party that is a non-Debtor, nothing in this Order or the Plan shall effect a release of any claim by any state or local authority (except to the extent permissible under applicable law) whatsoever, including without limitation, any claim arising under the environmental laws or any criminal laws of any state or local authority against any Released Party that is a non-Debtor, nor shall anything in this Order or the Plan enjoin any state or local authority from bringing any claim, suit, action or other proceeding against any Released Party that is a non-Debtor for any liability whatever, including without limitation, any claim, suit or action arising under the environmental laws or any criminal laws of any state or local authority, nor shall anything in this Order or the Plan exculpate any party from any liability to any state or local authority whatsoever, including any liabilities arising under the environmental laws or any criminal laws of any state or local authority against any Released Party that is a non-Debtor. As to any state or local authority, nothing in the Plan or this Order shall discharge, release, or otherwise preclude any valid right of setoff or recoupment.

9. As to the United States, its agencies, departments or agents, nothing in the Plan or this Order shall discharge, release, or otherwise preclude: (i) any liability of the

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Debtors or Reorganized Debtors arising on or after the Effective Date; or (ii) any valid right of setoff or recoupment. Furthermore, nothing in the Plan or this Order: (w) discharges, releases, or precludes any environmental liability that is not a claim (as that term is defined in the Bankruptcy Code), or any environmental claim (as the term “claim” is defined in the Bankruptcy Code) of a governmental unit that arises on or after the Effective Date; (x) releases the Debtors or the Reorganized Debtors from any non-dischargeable liability under environmental law as the owner or operator of property that such persons own or operate after the Effective Date; (y) releases or precludes any environmental liability to a governmental unit on the part of any Persons other than the Debtors and Reorganized Debtors; or (z) enjoins a governmental unit from asserting or enforcing outside this Court any liability described in this paragraph.

B.	Approval of Injunction

10. The injunction set forth in Section 8.4(d) of the Plan is approved in all respects; provided, however, the DIP Agent and DIP Lenders shall not be enjoined from exercising rights and remedies pursuant to the terms of the DIP Facility (including, without limitation, the DIP Documents (as defined in the Final DIP Order) and any security and guaranty agreements) and the Final DIP Order.

C.	Approval of Exculpation

11. The exculpation set forth in Section 8.4(e) of the Plan is approved in all respects. The commencement or prosecution by any person or entity, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released pursuant to Section 8.4(e) of the Plan is hereby permanently enjoined.

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D.	Approval of Certain Corporate Actions

12. The Debtors are authorized to take, subject to the consent of the Required Consenting Noteholders, prior to the Effective Date, such actions necessary or desirable to modify the corporate structure of the Debtors, including, without limitation, the adoption of any new or amended and restated operating agreements, certificates of incorporation and by-laws of each Reorganized Debtor, and the issuance of New Common Stock and any instruments required to be issued under the Plan, to undertake, consummate and execute and deliver any documents relating to the Restructuring Transaction.

E.	Order Binding on All Parties

13. In accordance with section 1141(a) of the Bankruptcy Code and Section 11.7 of the Plan, and notwithstanding any otherwise applicable law, upon the occurrence of the Effective Date, the terms of the Plan and this Order shall be binding upon, and inure to the benefit of, the Debtors, all holders of Claims and Interests, and their respective successors and assigns. Except as explicitly ordered by the Bankruptcy Court, to the extent that the Final DIP Order is inconsistent with the Plan, the Disclosure Statement, any Final Order (including this Confirmation Order), or any agreement entered into between the Debtors and any party, the Final DIP Order shall control.

F.	Vesting and Transfer of Assets

14. On the Effective Date, except as otherwise provided in the Plan, (including Section 8.2 thereof), this Order or the Final DIP Order, all property of the Estates of the Debtors, including all claims, rights and causes of action, and any property acquired by the Debtors under or in connection with the Plan, shall vest in each respective Reorganized Debtor free and clear of all Claims, liens, charges, other encumbrances and Interests.

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G.	Approval of Discharge of Claims and Termination of Interests

15. The discharge provisions as set forth in Section 8.1 of the Plan are approved in all respects, are so ordered and shall be immediately effective on the Effective Date without further order or action on the part of the Court or any other party.

16. Except as otherwise provided in the Plan, the Final DIP Order or this Confirmation Order, in accordance with section 1141(d)(1) of the Bankruptcy Code, entry of this Order acts as a discharge, effective as of the Effective Date, of all debts of, Claims against, liens on, and Interests in the Debtors, their assets or properties, which debts, Claims, liens, and Interests arose at any time before the entry of this Order. The discharge of the Debtors shall be effective as to each Claim, regardless of whether a proof of claim therefor was filed, whether the Claim is or becomes an Allowed Claim or whether the holder thereof voted to accept the Plan. On the Effective Date, as to every discharged Claim and Interest, any holder of such Claim or Interest shall be precluded from asserting against the Debtors, the Reorganized Debtors or the assets or properties of any of them, any other or further Claim or Interest based upon any document, instrument, act, omission, transaction or other activity of any kind or nature that occurred before the Confirmation Date.

17. Notwithstanding anything to the contrary set forth herein, unless and until (i) Full Payment (as defined in the Final DIP Order) of the DIP Obligations (as defined in the Final DIP Order) (including, for the avoidance of doubt, any ABL Facility Claims) shall occur, and (ii) as more fully set forth in paragraph 24 of the Final DIP Order, the time to file a Challenge shall have expired or been terminated (including, without limitation, pursuant to paragraph 44 of this Confirmation Order), or any Challenge shall have been determined by Final Order, (a) the DIP Obligations (including, for the avoidance of doubt, any ABL Facility Claims) shall not be discharged by the entry of this Order and, pursuant to section 1141(d)(4) of

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the Bankruptcy Code, all of the Debtors have waived such discharge, and (b) the DIP Agent and DIP Lenders shall retain all rights, Claims and Liens available pursuant to the DIP Facility and the Final DIP Order.

H.	Survival of Corporate Indemnities

18. Subject to Section 8.3 of the Plan, all claims for indemnification described in Section 8.3 of the Plan shall (a) survive confirmation of the Plan and the Effective Date unaffected, and (b) become obligations of the Reorganized Debtors.

I.	Exemption From Securities Laws

19. The issuance of New Common Stock, New Warrants and New Senior Secured Notes pursuant to the Plan (including the New Common Stock issued under the Management Equity Plan) shall be exempt from any securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy Code.

J.	Exemption From Certain Transfer Taxes

20. To the fullest extent permitted by applicable law, all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under the Plan, the sale by the Debtors of any owned property pursuant to section 363(b) or 1123(b)(4) of the Bankruptcy Code, any assumption, assignment, and/or sale by the Debtors of their interests in unexpired leases of non-residential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, and the creation, modification, consolidation or recording of any mortgage or security interest pursuant to the terms of the Plan, the New ABL Agreement or the New Senior Secured Notes Indenture or ancillary documents, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code, and shall not be subject to any stamp, real estate transfer, mortgage

19

recording, or other similar tax. This Order is and shall be binding upon and shall govern the acts of all entities, including without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other persons and entities who may be required, by operation of law, the duties of their office, or contract, to accept, file, register, or otherwise record or release any document or instrument.

K.	Executory Contracts and Unexpired Leases

21. Subject to Section 9.1(a) of the Plan, this Order shall constitute an order of the Bankruptcy Court approving the assumption or rejection, as applicable, of executory contracts and unexpired leases, the assumption or rejection of which is provided for in Section 9.1(a) of the Plan, pursuant to sections 365 and 1123 of the Bankruptcy Code, and such assumption or rejection shall be deemed effective as of the Effective Date.

22. Subject to the occurrence of the Effective Date, the Debtors are authorized to assume, assign and/or reject executory contracts or unexpired leases in accordance with Article IX of the Plan and orders of this Court. Each executory contract and unexpired lease assumed pursuant to Sections 9.1 and 9.2 of the Plan shall revest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law. Any order entered after the Confirmation Date by the Bankruptcy Court, after notice and a hearing, authorizing the rejection of an executory contract or unexpired lease shall cause such rejection to be a prepetition breach under sections 365(g) and 502(g) of the Bankruptcy Code, as if such relief was granted and such order was entered prior to the Confirmation Date.

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23. Except as specifically set forth in the Plan, as of and subject to the occurrence of the Effective Date and to the payment of the applicable amount required to cure any monetary defaults arising under each executory contract and unexpired lease to be assumed pursuant to the Plan (each, a “Cure Amount”), all executory contracts and unexpired leases to which any Debtor is a party shall be deemed assumed, except for any executory contracts or unexpired leases that are: (a) the subject of separate rejection motions filed pursuant to section 365 of the Bankruptcy Code by the Debtors before the entry of this Order; and (b) the subject of a Cure Dispute pursuant to Section 9.2 of the Plan and for which the Debtors or Reorganized Debtors, as the case may be, make a motion to reject such contract or lease based upon the existence of such Cure Dispute filed at any time.

L.	Fee Claims

24. Except as otherwise provided in Section 2.5 of the Plan, all proofs or applications for payment of Fee Claims must be filed with the Bankruptcy Court by the date that is forty-five (45) days after the Effective Date (or, if such date is not a Business Day, by the next Business Day thereafter). Any Person that fails to file such a proof of Claim or application on or before such date shall be forever barred from asserting such Claim against the Debtors, the Reorganized Debtors or their property, and the holder thereof shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Claim.

25. Pursuant to Section 2.5 of the Plan, objections to Fee Claims must be filed with the Bankruptcy Court and served on the Reorganized Debtors and the affected Professional Person no later than sixty-five (65) days after the Effective Date.

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M.	Distribution Record Date

26. The record date for determining the holders of Claims or Interests entitled to receive Distributions under the Plan shall be the close of business on the Effective Date (the “Distribution Record Date”). Except as otherwise provided by a Final Order of this Court, the transferees of Claims or Interests that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date will be treated as the holders of those Claims or Interests for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer may not have expired as of the Distribution Record Date. The Reorganized Debtors shall have no obligation to recognize any transfer of any Claim or Interest occurring after the Distribution Record Date.

N.	Plan Implementation

27. This Order establishes conclusive corporate or other authority, and evidence of such corporate or other authority, required for each of the Debtors and the Reorganized Debtors to undertake any and all acts and actions required to implement or contemplated by the Plan, including without limitation, the specific acts or actions or documents or instruments identified in Section 7.2 of the Plan, and no board, member or shareholder vote shall be required with respect thereto.

28. In accordance with section 1142 of the Bankruptcy Code, section 303 of the Delaware General Corporation Law and any comparable provisions of the business corporation or similar law of any other state (collectively, the “Reorganization Effectuation Statutes”), but subject to the fulfillment or waiver of all conditions precedent listed in Section 10.2 of the Plan, without further action by the Court or the stockholders, managers or directors of any Debtor or Reorganized Debtor, the Debtors, the Reorganized Debtors, and the chief executive officer, the chief financial officer, any vice president and the secretary (each, a

22

“Designated Officer”) of the appropriate Debtor or Reorganized Debtor, are authorized to: (a) take any and all actions necessary or appropriate to implement, effectuate and consummate the Plan, this Order or the transactions contemplated thereby or hereby, including, without limitation, those transactions identified in Article VII of the Plan and the payment of any taxes owing in respect of distributions under the Plan; and (b) execute and deliver, adopt or amend, as the case may be, any contracts, instruments, releases, agreements and documents necessary to implement, effectuate and consummate the Plan, including the Plan Documents.

29. Without in any way limiting the general nature of the foregoing, each Designated Officer of the Debtors and the Reorganized Debtors, as applicable, is authorized to negotiate, execute and deliver such agreements, documents and instruments (including, without limitation, loan and security agreements, mortgages, UCC-1 financing statements and other items) as may be necessary or advisable in connection with the closing of the New ABL Agreement and New Senior Secured Notes Indenture.

30. On the Effective Date, without any further action by the Court or the directors, officers or stockholders of any Reorganized Debtor, each Reorganized Debtor shall be, and hereby is, authorized to enter into the New ABL Agreement and the New Senior Secured Notes Indenture and the terms of such agreements are hereby approved in all respects. In addition, on the Effective Date, without any further action by the Court or the directors, officers or stockholders of any Reorganized Debtor, each Reorganized Debtor that becomes a party thereto, as guarantor, shall be, and hereby is, authorized to enter into the Guarantee and Collateral Agreements with respect to the New ABL Agreement and the New Senior Secured Notes Indenture (the “Guarantee and Collateral Agreements”).

31. The guaranties, mortgages, pledges, liens and other security interests granted pursuant to the New ABL Agreement, the New Senior Secured Notes Indenture, the

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Intercreditor Agreement, the Guarantee and Collateral Agreements and all other related credit agreements are granted in good faith as an inducement to provide credit thereunder and shall be, and hereby are, deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such liens and security interests shall be as set forth in the intercreditor agreements and other definitive documentation executed in connection with the New ABL Agreement, the New Senior Secured Notes Indenture, the Intercreditor Agreement, the Guarantee and Collateral Agreements and all other related credit agreements. Notwithstanding anything to the contrary in this Order or the Plan, the Court’s retention of jurisdiction shall not govern the enforcement or interpretation of the loan documentation executed in connection with the New ABL Agreement, the New Senior Secured Notes Indenture, the Intercreditor Agreement, the Guarantee and Collateral Agreements and all other related credit agreements or any rights or remedies related thereto.

32. To the extent that, under applicable non-bankruptcy law, any of the actions necessary or appropriate to implement, effectuate and consummate the Plan, this Order or the transactions contemplated hereby or thereby would otherwise require the consent or approval of the stockholders or directors of any of the Debtors or Reorganized Debtors, this Order shall, pursuant to section 1142 of the Bankruptcy Code and the Reorganization Effectuation Statutes, constitute such consent or approval, and such actions are deemed to have been taken by unanimous action of the directors and stockholders of the appropriate Debtors or Reorganized Debtors.

33. Each and every federal, state, and local government agency is hereby directed and authorized to accept any and all documents and instruments necessary, useful, or appropriate (including Uniform Commercial Code financing statements, mortgages, deeds of trusts, indemnity deeds of trusts and any other security documents) to effectuate, implement,

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and consummate the transactions contemplated by the Plan and this Order, without payment of any stamp, real estate transfer, mortgage recording, or other similar tax imposed by state or local law.

34. The consummation of the Plan, including the assumption of any executory contract or unexpired lease by the Reorganized Debtors, shall not constitute a change in ownership or change in control under any employee benefit plan or program, financial instrument, loan or financing agreement, executory contract or unexpired lease or contract, lease or agreement in existence on the Effective Date to which any Debtor is a party.

35. Following the entry of this Order and through the Effective Date, without any further action by the Court or the directors, officers or stockholders of any Debtor, each Debtor shall be, and hereby is, authorized to amend the Plan Documents with the consent of the Required Consenting Noteholders, in accordance with the Bankruptcy Code, Bankruptcy Rules and the terms of the Plan; provided, further, that the consent of the DIP Agent and/or the agent for the New ABL Facility shall be required with respect to amendments affecting or pertaining to the DIP Facility or the New ABL Facility, as applicable.

O.	Cancellation of Stock / Instruments

36. The Existing Interests, the ABL Facility, the DIP Facility, the Senior Secured Notes (each including any related credit agreement, indenture, security and guaranty agreements, interest rate agreements and commodity hedging agreements) and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors are not required to be surrendered and shall be deemed cancelled or terminated, as applicable (unless earlier cancelled or terminated) on the Effective Date (subject, in the case of the ABL Agreement and the DIP Agreement (as defined in the Final DIP Order), to the respective provisions thereof that by their terms survive termination or cancellation or

25

provide for the survival of certain provisions in the event of the termination thereof, including, without limitation, section 12.15 of the ABL Agreement and section 13.15 of the DIP Agreement), provided, however, the Senior Secured Notes Indenture shall continue in effect solely for purposes of (i) allowing the Senior Secured Notes Trustee to make the Distributions to be made on account of the Senior Secured Notes, and (ii) permitting the Senior Secured Notes Trustee to assert its Indenture Trustee Charging Lien against such Distributions under the Plan for payment of the Indenture Trustee Fees and, provided further, the DIP Facility (including, without limitation, the DIP Documents (as defined in the Final DIP Order) and any security and guaranty agreements) shall continue until (i) Full Payment (as defined in the Final DIP Order) of the DIP Obligations (as defined in the Final DIP Order) (including, for the avoidance of doubt, any ABL Facility Claims) has occurred, and (ii) as more fully set forth in paragraph 24 of the Final DIP Order, the time to fill a Challenge shall have expired or been terminated (including, without limitation, pursuant to paragraph 44 of this Confirmation Order), or any Challenge shall have been determined by Final Order.

P.	Stay of Confirmation Order Waived

37. The provisions of Federal Rule of Civil Procedure 62, as applicable pursuant to Bankruptcy Rule 7062, and Bankruptcy Rule 3020(e) shall not apply to this Order, and the Debtors are authorized to consummate the Plan immediately upon entry of this Order. The period in which an appeal with respect to this Order must be filed shall commence immediately upon the entry of this Order.

Q.	Binding Effect of Prior Orders

38. Pursuant to section 1141 of the Bankruptcy Code, effective as of and subject to the occurrence of the Effective Date, and subject to the terms of the Plan and this Order, all prior orders entered in the Reorganization Cases, all documents and agreements

26

executed by the Debtors as authorized and directed thereunder, and all motions or requests for relief by the Debtors pending before the Court as of the Effective Date shall be binding upon and shall inure to the benefit of the Debtors, the Reorganized Debtors and their respective successors and assigns.

R.	Notice of Confirmation of the Plan

39. Pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c)(2), the Debtors or the Reorganized Debtors are directed to serve a notice of the entry of this Order, substantially in the form of Appendix II attached hereto and incorporated herein by reference (the “Notice of Confirmation”), on all parties that received the Combined Hearing Notice, no later than 20 Business Days after the Effective Date; provided, however, that the Debtors or the Reorganized Debtors shall be obligated to serve the Notice of Confirmation only on the record holders of Claims or Interests as of the Confirmation Date. The Debtors are directed to publish the Notice of Confirmation once in The Wall Street Journal no later than 20 Business Days after the Effective Date. As soon as reasonably practicable after the entry of this Order, the Debtors shall make copies of this Order and the Notice of Confirmation available on their reorganization website at http://www.kccllc.net/Broadview.

S.	Miscellaneous Provisions

40. After the entry of this Order, subject to Section 11.5(b) of the Plan, the Debtors may modify the Plan to remedy any defect or omission or to reconcile any inconsistencies in the Plan or in the Confirmation Order, as may be necessary to carry out the purposes and effects of the Plan, provided that the Debtors obtain approval of the Bankruptcy Court for such modification, after notice and a hearing, and each such modification is reasonably satisfactory to the Required Consenting Noteholders and DIP Lenders. Any waiver under Section 10.3 of the Plan shall not be considered to be a modification of the Plan.

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41. After the Confirmation Date and before substantial consummation of the Plan, subject to the consent of the Required Consenting Noteholders and the DIP Lenders, the Debtors may, subject to Section 11.5(c) of the Plan, modify the Plan in a way that materially and adversely affects the interests, rights, treatment, or Distributions of a Class of Claims or Interests, provided that: (i) the Plan, as modified, meets applicable Bankruptcy Code requirements; (ii) the Debtors obtain Court approval for such modification, after notice and a hearing; (iii) such modification is accepted by the holders of at least two-thirds in amount, and more than one-half in number, of Allowed Claims or Interests voting in each Class affected by such modification; and (iv) the Debtors comply with section 1125 of the Bankruptcy Code with respect to the Plan as modified.

42. As of the Effective Date, the duties of any committee that may have been appointed in the Reorganization Cases shall terminate, except with respect to the pursuit of or objection to any Fee Claims as provided in the Plan.

43. On the Effective Date, the engagement of each Professional Person retained by the Debtors shall be terminated without further order of the Bankruptcy Court or act of the parties; provided, however, (a) such Professional Persons shall be entitled to prosecute their respective Fee Claims and represent their respective constituents with respect to applications for payment of such Fee Claims, and (b) nothing herein shall prevent the Reorganized Debtors from retaining any such Professional Person on or after the Effective Date, which retention shall not require Bankruptcy Court approval.

44. The periods specified in paragraph 24 of the Final DIP Order for the commencement of any “Challenge” (as defined in paragraph 24 of the Final DIP Order), including, without limitation, for the investigation and prosecution by any other party in interest of an adversary proceeding (i) challenging the validity, enforceability, avoidability, priority,

28

perfection or the extent of the Prepetition Secured Obligations or the Prepetition Liens on the Prepetition Collateral securing the Prepetition Secured Obligations (as such terms are defined in the Final DIP Order), (ii) seeking disgorgement of, recharacterization or subordination of, or offset or recoupment against all of any part of the payment of Prepetition Secured Obligations by a Debtor, or asserting against any of the Prepetition Secured Parties (as such term is defined in the Final DIP Order) any claim under contract, tort or other theory (including, without limitation, lender liability) including, without limitation, theories of recovery pursuant to section 105 or chapter 5 of the Bankruptcy Code, or (iii) otherwise asserting any avoidance actions, claims, counterclaims or causes of action, objections, contests or defenses against any of the Prepetition Secured Parties (as such term is defined in the Final DIP Order) or their respective agents, affiliates, subsidiaries, directors, officers, representatives, attorneys or advisors in connection with any matter related to the Prepetition Secured Obligations, the Prepetition Liens or the Prepetition Collateral are hereby terminated by this Order.

45. Failure specifically to include or reference particular sections or provisions of the Plan or any related agreement in this Order shall not diminish or impair the effectiveness of such sections or provisions, it being the intent of the Court that the Plan be confirmed and such related agreements be approved in their entirety.

46. Any document related to the Plan that refers to a plan of reorganization of the Debtors other than the Plan confirmed by this Order shall be, and hereby is, deemed to be modified such that the reference to a plan of reorganization of the Debtors in such document shall mean the Plan confirmed by this Order, as appropriate.

47. Other than with respect to matters provided for under the DIP Documents and pursuant to the Final DIP Order, to the extent the Plan is inconsistent with the Disclosure Statement or any other agreement entered into between the Debtors and any party, the Plan

29

controls the Disclosure Statement and any other such agreements. To the extent that the Plan is inconsistent with this Order, this Order (and any other orders of the Bankruptcy Court) control the Plan. To the extent the Plan or this Order is inconsistent with the Final DIP Order, the Final DIP Order controls.

48. If each of the conditions to confirmation and consummation of the Plan and the occurrence of the Effective Date has not been satisfied or duly waived on or before the first Business Day that is more than sixty (60) days after the date of this Order, or by such later date as is proposed by the Debtors and is reasonably approved by the Required Consenting Noteholders, in the Debtors’ and Required Consenting Noteholders’ sole discretion, as provided in Section 10.4 of the Plan, this Order may be vacated by this Court, after notice and a hearing, upon motion by any party in interest made before the time that each of the conditions specified in Section 10.2 of the Plan has been satisfied or duly waived; provided, however, that notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if each of the conditions to consummation is either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion. If the Confirmation Order is vacated pursuant to Section 10.4 of the Plan, the Plan shall be null and void in all respects, and nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims against or Interests in the Debtors; or (b) prejudice in any manner the rights of the Debtors, including (without limitation) the right to seek a further extension of the exclusive periods to file and solicit votes with respect to a plan under section 1121(d) of their Bankruptcy Code.

49. As of the Effective Date, the Reorganized Debtors may operate each of their respective businesses and use, acquire, and settle and compromise claims or interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and this Order.

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50. Except as otherwise provided in the Plan, or in any contract, instrument, release or other agreement entered into in connection with the Plan or by order of the Bankruptcy Court, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce any claims, rights and causes of action that the Debtors or the Estates may hold.

51. Notwithstanding any other term or provision in the Plan or this Order, nothing in the Plan or this Order (i) will prejudice any of the rights, claims or defenses of Debtors’ insurers (“Insurers”) and sureties (“Sureties”) under any insurance policies under which Debtors seek coverage (the “Policies”), any surety bonds issued by Sureties at the request of the Debtors (the “Bonds”) and any agreements related to the Policies and/or Bonds, including but not limited to agreements of indemnity and letters of credit (together, with the Policies and Bonds, the “Insurance Agreements”); (ii) will modify any of the terms, conditions, limitations and/or exclusions contained in the Insurance Agreements which shall remain in full force and effect; (iii) shall be deemed to create any insurance coverage that does not otherwise exist, if at all, under the terms of the Insurance Agreements, or create any right of action against the Insurers and/or Sureties that does not otherwise exist under applicable non-bankruptcy law; (iv) shall be deemed to prejudice any of the Insurers’ and/or Sureties’ rights and/or defenses in any pending or subsequent litigation in which the Insurers, Sureties or Debtors may seek any declaration regarding the nature and/or extent of any insurance coverage under the Insurance Agreements; (v) shall be deemed to alter the continuing duties and obligations of any insured, principal and/or indemnitor under the Insurance Agreements (including the issuer of any letter of credit); or (vi) shall be construed as an acknowledgement that the Insurance Agreements cover or otherwise apply to any claims or that any claims are eligible for payment under any of the Insurance Agreements.

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52. No provision in the Plan or this Order relieves the reorganized Debtor from its obligations to comply with the Communications Act of 1934, as amended, and the rules, regulations and orders promulgated thereunder by the Federal Communications Commission (“FCC”). No transfer of control to the Reorganized Debtors of any federal license or authorization issued by the FCC shall take place prior to the issuance of FCC regulatory approval for such transfer of control pursuant to applicable FCC regulations. The FCC’s rights and powers to take any action pursuant to its regulatory authority over the transfer of control to the Reorganized Debtors, including, but not limited to, imposing any regulatory conditions on such transfer, are fully preserved, and nothing herein shall proscribe or constrain the FCC’s exercise of such power or authority.

53. The businesses and assets of the Debtors shall remain subject to the jurisdiction of this Court until the Effective Date. Notwithstanding the entry of this Order, from and after the Effective Date, the Court shall retain such jurisdiction as is legally permissible, including jurisdiction over those matters and issues described in Section 11.1 of the Plan.

Dated: October 3, 2012

New York, New York

/s/ Shelley C. Chapman
HONORABLE SHELLEY C. CHAPMAN
UNITED STATES BANKRUPTCY JUDGE

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APPENDIX I

PLAN OF REORGANIZATION

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
------------------------------------------------------	x
In re	:	Chapter 11
:
Broadview Networks Holdings, Inc., et al.	:	Case No. 12-13581 (SCC)
:
Debtors.	:	(Jointly Administered)
------------------------------------------------------	x

JOINT PREPACKAGED PLAN OF REORGANIZATION FOR

BROADVIEW NETWORKS HOLDINGS, INC. AND ITS AFFILIATED DEBTORS

Dated:	New York, New York
October 3, 2012

WILLKIE FARR & GALLAGHER LLP
787 Seventh Avenue
New York, New York 10019-6099
(212) 728-8000

Counsel for Debtors and Debtors in Possession

i

7.6	General Distribution Mechanics	21
7.7	Withholding Taxes	22
7.8	Exemption from Certain Transfer Taxes	22
7.9	Exemption from Securities Laws	23
7.10	Setoffs and Recoupments	23
7.11	Insurance Preservation and Proceeds	23
7.12	Solicitation of Debtors	23

ARTICLE VIII EFFECT OF THE PLAN ON CLAIMS AND INTERESTS		23
8.1	Discharge	23
8.2	Vesting and Retention of Causes of Action	25
8.3	Survival of Certain Indemnification Obligations	25
8.4	Release of Claims	26
8.5	Objections to Claims and Interests	30
8.6	Amendments to Claims	31
8.7	Estimation of Claims	31

ARTICLE IX EXECUTORY CONTRACTS		31
9.1	Executory Contracts and Unexpired Leases	31
9.2	Cure	32

ARTICLE X CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		32
10.1	Conditions Precedent to Confirmation	32
10.2	Conditions to the Effective Date	33
10.3	Waiver of Conditions Precedent	33
10.4	Effect of Non-Occurrence of the Conditions to Consummation	34
10.5	Withdrawal of the Plan	34
10.6	Cramdown	34

ARTICLE XI ADMINISTRATIVE PROVISIONS		35
11.1	Retention of Jurisdiction	35
11.2	Governing Law	37
11.3	Time	37
11.4	Retiree Benefits	37
11.5	Amendments	38
11.6	Successors and Assigns	38
11.7	Controlling Documents	38
11.8	Creditors’ Committee	38
11.9	Termination of Professionals	39
11.10	Hart-Scott-Rodino Antitrust Improvements Act	39
11.11	Notices	39
11.12	Reservation of Rights	41

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EXHIBITS

EXHIBITS IN THE PLAN SUPPLEMENT

Exhibit 1	New Senior Secured Notes Indenture

Exhibit 2	New ABL Agreement

Exhibit 3	New Stockholders Agreement

Exhibit 4	New Registration Rights Agreement

Exhibit 5	List of Officers and Directors

Exhibit 6	Certificate of Incorporation of Reorganized Broadview Networks Holdings, Inc.

Exhibit 7	Bylaws of Reorganized Broadview Networks Holdings, Inc.

Exhibit 8	New Warrant Agreement

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

A.	Definitions.

The capitalized terms set forth below shall have the following meanings:

1.1 ABL Agent means The CIT Group/Business Credit, Inc., as administrative agent, collateral agent and documentation agent under the ABL Agreement.

1.2 ABL Agreement means that certain Credit Agreement, dated as of August 23, 2006, by and among Broadview Networks Holdings, Inc., Broadview Networks, Inc., Broadview Networks of Massachusetts, Inc., Broadview Networks of Virginia, Inc., and BridgeCom International, Inc., as borrowers, the lenders party thereto, and The CIT Group/Business Credit, Inc., as administrative agent, collateral agent and documentation agent, amended as of July 27, 2007, November 12, 2010, December 8, 2011 and May 31, 2012, together with the Intercreditor Agreement, any guaranties, and other collateral or ancillary documents (as amended, modified or supplemented).

1.3 ABL Facility means the revolving credit facility provided to the Debtors pursuant to the ABL Agreement.

1.4 ABL Facility Claim means any Claim derived from or based upon the ABL Facility, if any.

1.5 ABL Lenders means those several banks and other financial institutions from time to time party to the ABL Agreement.

1.6 Administrative Claim means a Claim, other than a Fee Claim, a claim for payment of U.S. Trustee Fees or a DIP Claim, for payment of costs or expenses of administration specified in sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the business of the Debtors (such as wages, salaries or commissions for services rendered).

1.7 Allowed                     Claim means a Claim that is Allowed in the specified Class. For example, an Allowed Class 1 Claim or Allowed ABL Facility Claim is an Allowed Claim in the ABL Facility Claims Class designated herein as Class 1.

1.8 Allowed means, with respect to any Claim or Interest, to the extent such Claim or Interest is: (a) not Disputed; and (b) (i) is scheduled by the Debtors in their schedules of assets and liabilities (if filed) pursuant to the Bankruptcy Code and Bankruptcy Rules in a liquidated amount and not listed as contingent, unliquidated or disputed and for which no contrary proof of claim has been filed, (ii) proof of which has been timely filed, or deemed timely filed, with the Bankruptcy Court pursuant to the Bankruptcy Code, the Bankruptcy Rules and/or any applicable orders of the Bankruptcy Court, or late filed with leave of the Bankruptcy

Court; and not objected to within the period fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules and/or applicable orders of the Bankruptcy Court, (iii) has been allowed by an agreement between the holder of such Claim or Interest and the Debtors or Reorganized Debtors, or (iv) has otherwise been allowed by a Final Order or pursuant to the Plan. An Allowed Claim: (a) includes a previously Disputed Claim to the extent such Disputed Claim becomes allowed; and (b) shall be net of any setoff amount that may be asserted by any Debtor against the holder of such Claim, which shall be deemed to have been setoff in accordance with the provisions of the Plan.

1.9 Ballot means the ballot distributed to each holder of a Claim or Interest eligible to vote on the Plan, on which ballot such holder of a Claim or Interest may, inter alia, vote for or against the Plan.

1.10 Bankruptcy Code means title 11 of the United States Code, as now in effect or hereafter amended, as applicable to the Reorganization Cases.

1.11 Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York, or any other court exercising competent jurisdiction over the Reorganization Cases or any proceeding therein.

1.12 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court (including any applicable local rules of the United States District Court for the Southern District of New York), as applicable to the Reorganization Cases.

1.13 Bar Date means any deadline for filing proof of a Claim that arose on or prior to the Petition Date, if any, as established by an order of the Bankruptcy Court or the Plan.

1.14 Business Day means any day except a Saturday, Sunday, or “legal holiday” as such term is defined in Bankruptcy Rule 9006(a).

1.15 Cash means cash and cash equivalents, including, but not limited to, bank deposits, checks, and other similar items in the legal tender of the United States of America.

1.16 Causes of Action means any claims, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, and franchises of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, in contract or in tort, in law or in equity, or pursuant to any other theory of law. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims on contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code.

1.17 Claim means a claim against a Debtor, whether or not asserted, known or unknown, as such term is defined in section 101(5) of the Bankruptcy Code, including: (a) any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

1.18 Class means a group of Claims or Interests classified by the Plan pursuant to section 1123(a)(1) of the Bankruptcy Code, and as set forth in Article III of the Plan.

1.19 Confirmation Date means the date the Bankruptcy Court enters the Confirmation Order on its docket.

1.20 Confirmation Hearing means the hearing to adjudicate confirmation of the Plan.

1.21 Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code and approving the Disclosure Statement pursuant to sections 1125 and 1126(b) of the Bankruptcy Code, which shall be in form and substance reasonably satisfactory to the Debtors and the Required Consenting Noteholders and which shall include a finding of good faith with respect to the Released Parties within the meaning of 1125(e) of the Bankruptcy Code.

1.22 Consenting Equity Holders means, collectively, those holders of HoldCo Interests who are party to the Restructuring Support Agreement.

1.23 Consenting Noteholders means, collectively, those holders of Senior Secured Notes who are party to the Restructuring Support Agreement.

1.24 Creditors’ Committee means the Official Committee of Unsecured Creditors in the Reorganization Cases, if any, as appointed by the Office of the United States Trustee for the Southern District of New York, and as may be reconstituted from time to time.

1.25 Cure Amount shall have the meaning ascribed to such term in Section 9.2(a) of the Plan.

1.26 Cure Dispute shall have the meaning ascribed to such term in Section 9.2(b) of the Plan.

1.27 Debtors means: (a) Broadview Networks Holdings, Inc.; (b) A.R.C. Networks, Inc.; (c) ARC Networks, Inc.; (d) ATX Communications, Inc.; (e) ATX Licensing, Inc.; (f) ATX Telecommunication Services of Virginia, LLC; (g) BridgeCom Holdings, Inc.; (h) BridgeCom International, Inc.; (i) BridgeCom Solutions Group, Inc.; (j) Broadview Networks, Inc.; (k) Broadview Networks of Massachusetts, Inc.; (l) Broadview Networks of Virginia, Inc.; (m) Broadview NP Acquisition Corp.; (n) BV-BC Acquisition Corp.; (o) CoreComm – ATX, Inc.; (p) CoreComm Communications, LLC; (q) Digicom, Inc; (r) Eureka Broadband Corporation; (s) Eureka Holdings, LLC; (t) Eureka Networks, LLC; (u) Eureka Telecom, Inc.; (v) Eureka Telecom of VA, Inc.; (w) InfoHighway Communications Corporation; (x) Info-Highway International, Inc.; (y) InfoHighway of Virginia, Inc.; (z) Nex-i-.com, Inc.; (aa) Open Support Systems LLC; and (bb) TruCom Corporation.

1.28 DIP Agent means The CIT Group/Business Credit, Inc., in its capacity as the administrative agent under the DIP Facility.

1.29 DIP Claim means a Claim of a DIP Lender in respect of the obligations of the Debtors arising under the DIP Facility.

1.30 DIP Facility means the $25 million superpriority debtor-in-possession credit facility provided to the Debtors pursuant to that certain Debtor In Possession Amended and Restated Credit Agreement, dated as of August 23, 2012, among Broadview Networks, Holdings, Inc., Broadview Networks, Inc., Broadview Networks of Massachusetts, Inc., Broadview Networks of Virginia, Inc., and Bridgecom International, Inc., as borrowers, debtors and debtors in possession, and each of the other Debtors, as guarantors, each of the DIP Lenders, and the DIP Agent, as the same may have been modified and amended from time to time, in accordance with the terms thereof.

1.31 DIP Lenders means the lenders that are party to the DIP Facility.

1.32 DIP Order means that certain order or orders of the Bankruptcy Court authorizing and approving the DIP Facility, and approving the Debtors’ use of cash claimed as collateral.

1.33 Disallowed means a finding of the Bankruptcy Court in a Final Order or provision of the Plan providing that a Claim shall not be an Allowed Claim.

1.34 Disclosure Statement means the Disclosure Statement that relates to the Plan and is approved by the Bankruptcy Court pursuant to sections 1125 and 1126(b) of the Bankruptcy Code, as such Disclosure Statement may be amended, modified, or supplemented (and all exhibits and schedules annexed thereto or referred to therein and all supplements thereto).

1.35 Disputed means, with respect to a Claim or Interest, that portion (including, when appropriate, the whole) of such Claim or Interest that: (a) if the Debtors are required by the Bankruptcy Court to file schedule of assets and liabilities, (i) has not been scheduled by the Debtors or has been scheduled in a lesser amount or priority than the amount or priority asserted by the holder of such Claim or Interest, or (ii) has been scheduled as contingent, unliquidated or disputed and for which no proof of claim has been timely filed; (b) is the subject of an objection or request for estimation filed in the Bankruptcy Court which has not been withdrawn or overruled by a Final Order; and/or (c) is otherwise disputed by any of the Debtors or Reorganized Debtors in accordance with applicable law, which dispute has not been withdrawn, resolved, or overruled by final, non-appealable order of a court of competent jurisdiction.

1.36 Distribution means the distribution in accordance with the terms of the Plan of: (a) Cash; (b) New Common Stock; (c) the New Senior Secured Notes; and/or (d) New Warrants, in each case, if any, and as the case may be.

1.37 Distribution Address means the address set forth in the relevant proof of claim. If no proof of claim is filed in respect to a particular Claim, then the address set forth in the Debtors’ books and records or register maintained for registered securities.

1.38 Distribution Agent means with respect to Distributions made on account of: (a) the ABL Facility Claims, the ABL Agent; (b) the Senior Secured Notes Claims, the Senior Secured Notes Trustee; (c) the DIP Claims, the DIP Agent, or (d) any other Claim or Interest, any stock transfer agents, agents contractually authorized and/or obligated to make Distributions to certain claimants and similar intermediaries and agents participating in making or conveying Distributions as required by the Plan, which may include any Reorganized Debtor.

1.39 Distribution Date means (a) with respect to ABL Facility Claims and DIP Claims, the earlier of (i) the maturity date of the DIP Facility as provided in the documents evidencing such facility, or (ii) the Effective Date; (b) with respect to Senior Secured Notes Claims and Existing Preferred Interests, the Effective Date, (c) with respect to Administrative Claims, Other Priority Claims, Priority Tax Claims, Other Secured Claims, and General Unsecured Claims, the date that is the latest of: (i) the Effective Date (or as soon thereafter as reasonably practicable); (ii) the date such Claim would ordinarily be due and payable; and (iii) the date (or as soon thereafter as reasonably practicable) that is fifteen (15) days (or, if such date is not a Business Day, on the next Business Day thereafter) after such Claim becomes an Allowed Claim or otherwise becomes payable under the Plan, and (d) with respect to Fee Claims, the date (or as soon thereafter as reasonably practicable) that such Claims are allowed by Final Order of the Bankruptcy Court.

1.40 Effective Date means a Business Day, selected by the Debtors, which is after the entry of the Confirmation Order, on which all conditions to the Effective Date set forth in Section 10.2 of the Plan have been satisfied or waived.

1.41 Estates means the estates created in the Reorganization Cases pursuant to section 541 of the Bankruptcy Code.

1.42 Estimated Fee Claims shall have the meaning ascribed to such term in Section 4.4 of the Plan.

1.43 Existing Interest Equity Distribution means 2.5% of the New Common Stock, prior to dilution by the Management Equity Plan.

1.44 Existing Interests means all existing Interests in HoldCo.

1.45 Existing Preferred Interests means the shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock of Broadview Networks Holdings, Inc., issued and outstanding immediately prior to the Effective Date.

1.46 Fee Claim means a Claim by a (a) Professional Person (other than an ordinary course professional retained pursuant to an order of the Bankruptcy Court) for compensation or reimbursement pursuant to section 327, 328, 330, 331, 503(b) or 1103(a) of the Bankruptcy Code in connection with the Reorganization Cases; or (b) member of the Creditors’ Committee, if any, arising under section 503(b)(3)(F) of the Bankruptcy Code.

1.47 Final Order means an order or judgment of the Bankruptcy Court, as entered on the docket of the Bankruptcy Court that has not been reversed, stayed, modified, or amended, and as to which: (a) the time to appeal, seek review or rehearing or petition for certiorari has expired and no timely-filed appeal or petition for review, rehearing, remand or certiorari is pending; or (b) any appeal taken or petition for certiorari filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought, provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or other rules governing procedure in cases before the Bankruptcy Court, may be filed with respect to such order shall not cause such order not to be a Final Order.

1.48 General Unsecured Claim means any Claim that is not: (a) an Administrative Claim, (b) an Other Priority Claim, (c) a Priority Tax Claim, (d) a claim for U.S. Trustee Fees, (e) an Other Secured Claim, (f) a DIP Claim, (g) an ABL Facility Claim, (h) a Fee Claim, (i) a Senior Secured Notes Claim, (j) an Intercompany Claim, or (k) a Subordinated Securities Claim.

1.49 HoldCo means Broadview Networks Holdings, Inc., a Delaware corporation.

1.50 Impaired means with respect to any Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

1.51 Indenture Trustee Charging Lien means any lien or other priority in payment to which the Senior Secured Notes Trustee is entitled, pursuant to the Senior Secured Notes Indenture, against Distributions to be made to holders of the Senior Secured Notes for payment of any fees or expenses due to the Senior Secured Notes Trustee under the applicable Senior Secured Notes Indenture.

1.52 Indenture Trustee Fees means the reasonable and documented compensation, fees, expenses, disbursements, and indemnity claims arising under the Senior Secured Notes Indenture, including attorneys’ and agents’ fees, expenses, and disbursements, incurred under the Senior Secured Notes Indenture by the Senior Secured Notes Trustee, whether prior to or after the Petition Date.

1.53 Intercompany Claim means any Claim (including an Administrative Claim), cause of action, or remedy held by a Debtor against another Debtor.

1.54 Intercompany Interest means an Interest, other than an Existing Interest, in a Debtor held by another Debtor.

1.55 Intercreditor Agreement means that certain Intercreditor Agreement, dated as of August 23, 2006, by and among The CIT Group/Business Credit, Inc., the Bank of New York, Broadview Networks Holdings, Inc., and certain of its subsidiaries, as amended.

1.56 Interest means any equity interest in any Debtor, including an equity security within the meaning of section 101(16) of the Bankruptcy Code or any option, warrant, or right, contractual or otherwise, to acquire any such interest.

1.57 Management Equity Plan means the equity plan established for certain employees of the Reorganized Debtors.

1.58 New ABL Agreement means the first priority secured revolving credit agreement between each of the Reorganized Debtors, either as borrower or guarantors, and the lenders that are party thereto, entered into on the Effective Date, in the amount of not less than $25 million, together with an intercreditor agreement (in a form agreed to between the Required Consenting Noteholders and the lenders under the New ABL Agreement), any guaranties, and other collateral or ancillary documents; all of which shall be in the form included in the Plan Supplement, which shall be in form and substance reasonably acceptable to the Required Consenting Noteholders.

1.59 New ABL Facility means the revolving credit facility provided to the Reorganized Debtors pursuant to the New ABL Agreement.

1.60 New Board means the board of directors of Reorganized Broadview on and after the Effective Date.

1.61 New Common Stock means the common stock of Reorganized Broadview, described in Article VI hereof, issued on the Effective Date and distributed in the manner provided by the Plan.

1.62 New Registration Rights Agreement means the registration rights agreement with respect to the New Senior Secured Notes, substantially in the form set forth in the Plan Supplement, which shall be in form and substance reasonably acceptable to the Required Consenting Noteholders.

1.63 New Senior Secured Notes means the $150 million senior secured notes to be issued by Reorganized Broadview on the Effective Date pursuant to the Plan, on the terms set forth in the New Senior Secured Notes Indenture, which terms are consistent with the terms set forth in the Plan Term Sheet.

1.64 New Senior Secured Notes Indenture means the indenture for the New Senior Secured Notes, in the form included in the Plan Supplement, which shall be in form and substance acceptable to the Required Consenting Noteholders.

1.65 New Stockholders Agreement means that certain agreement, filed as part of the Plan Supplement, governing the rights, duties and obligations of shareholders of Reorganized Broadview, to be dated as of the Effective Date, which shall be in form and substance acceptable to the Required Consenting Noteholders.

1.66 New Warrants means the warrants that will be issued to holders of Existing Preferred Interests to purchase up to (a) 11% of the New Common Stock, on a fully diluted basis (not taking into account any equity securities issued or payments made under the Management Equity Plan); and (b) an additional 4% of the New Common Stock, on a fully diluted basis (not taking into account any equity securities issued or payments made under the Management Equity Plan), on the terms set forth in the New Warrant Agreement, which terms are consistent with the terms set forth in the Plan Term Sheet.

1.67 New Warrant Agreement means that certain warrant agreement, dated as of the Effective Date, governing the New Warrants to be issued by Reorganized Broadview, substantially in the form included in the Plan Supplement, which shall be in form and substance reasonably acceptable to the Required Consenting Noteholders.

1.68 Other Existing Equity Interest means any Interest in a Debtor other than an Existing Preferred Interest or an Intercompany Interest, including, without limitation, the shares of Class A Common Stock and Class B Common Stock of Broadview Networks Holdings, Inc. issued and outstanding immediately prior to the Effective Date.

1.69 Other Priority Claim means any Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code, other than: (a) an Administrative Claim; (b) a Priority Tax Claim; (c) a Fee Claim; (d) a DIP Claim; or (e) any Claim for “adequate protection” of the security interests of the ABL Lenders or the holders of Senior Secured Notes authorized pursuant to the terms of the DIP Order.

1.70 Other Secured Claim means a Secured Claim other than a DIP Claim, an ABL Facility Claim, a Senior Secured Notes Claim or an Intercompany Claim.

1.71 Person means any individual, corporation, partnership, association, indenture trustee, organization, joint stock company, joint venture, estate, trust, governmental unit or any political subdivision thereof, including, for the avoidance of doubt, the Creditors’ Committee, if any, Interest holders, current or former employees of the Debtors, or any other entity.

1.72 Petition Date means August 22, 2012.

1.73 Plan means this Joint Prepackaged Plan of Reorganization, dated as of the date set forth on the first page hereof, for the Debtors, together with any amendments or modifications hereto as the Debtors may file hereafter (such amendments or modifications only being effective if approved by order of the Bankruptcy Court), which shall be in form and substance satisfactory to the Required Consenting Noteholders.

1.74 Plan Documents means the New Senior Secured Notes Indenture, the New ABL Agreement, the New Stockholders Agreement, the Management Equity Plan, the New Registration Rights Agreement, the New Warrant Agreement, the list of proposed officers and directors of the Reorganized Debtors, the amended certificates of incorporation of the Reorganized Debtors and the amended by-laws of the Reorganized Debtors, each in form and substance reasonably satisfactory to the Required Consenting Noteholders, provided, that, the New Senior Secured Notes Indenture shall be substantially in the form attached to the Disclosure Statement, with all modifications to such form reasonably satisfactory to the Required Consenting Noteholders, and each Plan Document to be executed, delivered, assumed, and/or performed in conjunction with the consummation of the Plan on the Effective Date.

1.75 Plan Supplement means the supplemental appendix to the Plan, which contains, among other things, substantially final forms or executed copies, as the case may be, of the Plan Documents.

1.76 Plan Term Sheet means that certain term sheet attached as Exhibit A to the Restructuring Support Agreement.

1.77 Priority Tax Claim means any Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

1.78 Pro Rata means the proportion that a Claim or Interest in a particular Class bears to the aggregate amount of the Claims or Interests in such Class, excluding Disallowed Claims or Disallowed Interests.

1.79 Professional Person means a Person retained by order of the Bankruptcy Court in connection with the Reorganization Cases, pursuant to section 327, 328, 330 or 1103 of the Bankruptcy Code.

1.80 Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim in accordance with section 1124 of the Bankruptcy Code, or (b) if applicable under section 1124 of the Bankruptcy Code: (i) curing all prepetition and postpetition defaults other than defaults relating to the insolvency or financial condition of the Debtor or its status as a debtor under the Bankruptcy Code; (ii) reinstating the maturity date of the Claim; (iii) compensating the holder of such Claim for damages incurred as a result of its reasonable reliance on a provision allowing the Claim’s acceleration; and (iv) not otherwise altering the legal, equitable and contractual rights to which the Claim entitles the holder thereof.

1.81 Released Parties means each of, and solely in its capacity as such: (a) the Debtors; (b) the ABL Agent; (c) the ABL Lenders; (d) the Consenting Noteholders; (e) the Senior Secured Notes Trustee; (f) the Consenting Equity Holders; (g) the DIP Lenders; (h) the DIP Agent; and (i) with respect to each of the foregoing entities in clauses (a) through (h), such entity’s current affiliates, subsidiaries, officers, directors, principals, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, equityholders, partners and other professionals.

1.82 Releasing Party means each of, and solely in its capacity as such, (a) the ABL Agent; (b) the ABL Lenders; (c) the Consenting Noteholders; (d) the Senior Secured Notes Trustee; (e) the Consenting Equity Holders; (f) the holders of impaired Claims or Interests other than those who (i) have been deemed to reject the Plan, or (ii) abstain from voting or voted to reject the Plan and have also checked the box on the applicable Ballot indicating that they opt not to grant the releases provided in the Plan; (g) the Creditors’ Committee, if any, and its members (solely in their capacity as members of the Creditors’ Committee but not in their capacity as individual creditors), advisors and professionals (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons); (h) the holders of Unimpaired Claims; and (i) with respect to the foregoing entities in clauses (a) through (h), such entity’s current affiliates, subsidiaries, officers, directors, principals, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, equityholders, partners and other professionals.

1.83 Reorganization Cases means the chapter 11 cases of the Debtors pending before the Bankruptcy Court.

1.84 Reorganized Debtor means each Debtor on and after the Effective Date.

1.85 Reorganized Broadview means Broadview Networks Holdings, Inc. on and after the Effective Date.

1.86 Required Consenting Noteholders means, collectively, Fidelity Management and Research Company, BlackRock Financial Management, Inc., MSD Credit Opportunity Master Fund, L.P. and Watershed Asset Management, L.L.C., each as a holder, fund manager or account manager, as the case may be.

1.87 Restructuring Support Agreement means that certain agreement among the Debtors, certain holders of Existing Preferred Interests and Other Existing Equity Interests and certain holders of Senior Secured Notes Claims, dated as of July 13, 2012, together with the exhibits and attachments thereto, and as the same may be amended from time to time in accordance with the terms thereof.

1.88 Restructuring Transaction shall have the meaning ascribed to such term in Section 7.1 of the Plan.

1.89 Secured Claim means, pursuant to section 506 of the Bankruptcy Code and section 1111 of the Bankruptcy Code, as applicable, that portion of a Claim that is secured by a valid, perfected and enforceable security interest, lien, mortgage or other encumbrance, that is not subject to avoidance under applicable bankruptcy or non-bankruptcy law, in or upon any right, title or interest of a Debtor in and to property of such Debtor’s Estate, to the extent of the value of the holder’s interest in such property as of the relevant determination date. The defined term Secured Claim includes any Claim that is a secured Claim pursuant to sections 506 and 553 of the Bankruptcy Code.

1.90 Securities Act means the United States Securities Act of 1933, as amended.

1.91 Senior Secured Notes means those certain $300 million 11 3/8% senior secured notes due September 1, 2012, issued by HoldCo pursuant to the Senior Secured Notes Indenture.

1.92 Senior Secured Notes Claim means any Claim derived from or based upon the Senior Secured Notes.

1.93 Senior Secured Notes Equity Distribution means 97.5% of the New Common Stock, prior to dilution by the Management Equity Plan.

1.94 Senior Secured Notes Indenture means that certain Indenture, dated as of August 23, 2006, among HoldCo, as issuer, the guarantors named thereto, and the Bank of New York as trustee and collateral agent, supplemented as of September 29, 2006, May 14, 2007 and May 31, 2007, together with any guaranties, collateral or ancillary documents (as amended, modified or supplemented).

1.95 Senior Secured Notes Trustee means The Bank of New York as trustee and collateral agent under the Senior Secured Notes Indenture.

1.96 Subordinated Securities Claim means a Claim of the type described in, and subject to subordination pursuant to section 510(b) of the Bankruptcy Code, if any, which Claim is related to an Interest in a Debtor.

1.97 Unclaimed Property means any Cash or other property unclaimed on or after the Effective Date or date on which a Distribution would have been made in respect of the relevant Allowed Claim. Unclaimed Property shall include: (a) checks (and the funds represented thereby) and other property mailed to a Distribution Address and returned as undeliverable without a proper forwarding address; (b) funds for uncashed checks; and (c) checks (and the funds represented thereby), New Common Stock, and New Warrants, not mailed or delivered because no Distribution Address to mail or deliver such property was available.

1.98 United States Trustee means the Office of the United States Trustee for the Southern District of New York.

1.99 Unimpaired means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Impaired.

1.100 U.S. Trustee Fees means fees arising under 28 U.S.C. § 1930(a)(6) and accrued interest thereon arising under 31 U.S.C. § 3717.

B.	Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in the Plan are to the respective section in, or exhibit to, the Plan. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained therein. Any capitalized term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules. Except for the rules of construction contained in sections 102(5) of the Bankruptcy Code, which shall not apply, the rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. Any reference in the Plan to a contract, instrument, release, indenture, or other agreement or documents being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, and any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. To the extent there is an inconsistency between any of the provisions of the Plan and any of the provisions contained in the Plan Documents to be entered into as of the Effective Date, the Plan Documents shall control.

C.	Appendices and Plan Documents.

All Plan Documents and appendices to the Plan are incorporated into the Plan by reference and are a part of the Plan as if set forth in full herein. Holders of Claims and Interests may inspect a copy of the Plan Documents, once filed, in the Office of the Clerk of the Bankruptcy Court during normal business hours, or obtain a copy of the Plan Documents by a written request sent to the following address:

Willkie Farr & Gallagher LLP
787 Seventh Avenue New York, New York 10019
Attention:	Rachel C. Strickland, Esq.
Jennifer J. Hardy, Esq.
Telephone:	(212) 728-8000

ARTICLE II

METHOD OF CLASSIFICATION OF CLAIMS

AND INTERESTS AND GENERAL PROVISIONS

2.1	General Rules of Classification.

Generally, a Claim is classified in a particular Class for voting and distribution purposes only to the extent the Claim qualifies within the description of that Class, and is classified in another Class or Classes to the extent any remainder of the Claim qualifies within the description of such other Class or Classes. Unless otherwise provided, to the extent a Claim qualifies for inclusion in a more specifically defined Class and a more generally-defined Class, it shall be included in the more specifically defined Class.

2.2	Settlement.

Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and controversies resolved pursuant to the Plan, including, without limitation, all claims arising prior to the Petition Date, whether known or unknown, foreseen or unforeseen, asserted or unasserted, by or against any Released Party, or holders of Claims, arising out of, relating to or in connection with the business or affairs of or transactions with the Debtors. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, the Estates, creditors and other parties in interest, and are fair, equitable and within the range of reasonableness. The provisions of the Plan, including, without limitation, its release, injunction, exculpation and compromise provisions, are mutually dependent and non-severable.

2.3	Substantive Consolidation of Debtors for Purposes of Voting, Confirmation and Distribution.

(a) This Plan provides for substantive consolidation of the Debtors’ Estates, but solely for purposes of voting, confirmation, and making distributions to the holders of Allowed Claims under this Plan. On the Effective Date, and solely for purposes of voting, confirmation, and making distributions to the holders of Allowed Claims under this Plan: (i) all guarantees of any Debtor of the payment, performance or collection of another Debtor with respect to Claims against such Debtor shall be eliminated and cancelled; (ii) any single obligation of multiple Debtors shall be treated as a single obligation in the consolidated Reorganization Cases; and (iii) all guarantees by a Debtor with respect to Claims against one or more of the other Debtors shall be treated as a single obligation in the consolidated Reorganization Cases. On the Effective Date, and in accordance with the terms of this Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment, or performance made by a Debtor as to the obligation of another Debtor shall be released and of no further force and effect. Except as set forth in this Section 2.3 of the Plan, such substantive consolidation shall not affect (i) the legal and corporate structure of the Reorganized Debtors, or (ii) any obligations under any leases or contracts assumed in this Plan or otherwise after the Petition Date.

(b) Notwithstanding the substantive consolidation of the Estates for the purposes set forth in Section 2.3(a) of the Plan, each Reorganized Debtor shall pay all U.S. Trustee Fees on all disbursements, including Distributions and disbursements in and outside of the ordinary course of business pursuant to Section 2.6 of the Plan.

2.4	Administrative, DIP Lender, Fee and Priority Tax Claims.

Administrative Claims, DIP Claims, Fee Claims, U.S. Trustee Fees and Priority Tax Claims have not been classified and are excluded from the Classes set forth in Article III in accordance with section 1123(a)(1) of the Bankruptcy Code.

2.5	Deadline for Filing Fee Claims.

All proofs or applications for payment of Fee Claims must be filed with the Bankruptcy Court by the date that is forty-five (45) days after the Effective Date (or, if such date is not a Business Day, by the next Business Day thereafter). Any Person that fails to file such a proof of Claim or application on or before such date shall be forever barred from asserting such Claim against the Debtors, the Reorganized Debtors or their property and the holder thereof shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Claim.

Objections to Fee Claims, if any, must be filed and served pursuant to the procedures set forth in the Confirmation Order no later than sixty-five (65) days after the Effective Date or such other date as established by the Bankruptcy Court.

2.6	U.S. Trustee Fees.

On the Effective Date or as soon as practicable thereafter, the Debtors or Reorganized Debtors shall pay all U.S. Trustee Fees that are then due. Any U.S. Trustee Fees due thereafter shall be paid by each of the applicable Reorganized Debtors in the ordinary course until the earlier of the entry of a final decree closing the applicable Reorganization Case, or a Bankruptcy Court order converting or dismissing the applicable Reorganization Case. Any deadline for filing Administrative Claims or Fee Claims shall not apply to U.S. Trustee Fees.

2.7	Indenture Trustee Fees.

On the Effective Date, the Reorganized Debtors shall pay in Cash the Indenture Trustee Fees, without the need for the Senior Secured Notes Trustee to file a fee application with the Bankruptcy Court; provided, however, that (a) the Senior Secured Notes Trustee shall provide the Debtors, and counsel to the Required Consenting Noteholders with the invoices for which it seeks payment at least 10 days prior to the Effective Date; and (b) the Debtors and the Required Consenting Noteholders do not object to the reasonableness of the Indenture Trustee Fees. To the extent that the Debtors or the Required Consenting Noteholders object to the reasonableness of any portion of the Indenture Trustee Fees, the Reorganized Debtors shall not be required to pay such Disputed portion until either such objection is resolved or a further order of the Bankruptcy Court is entered providing for payment of such Disputed portion. Notwithstanding anything in the Plan to the contrary, the Indenture Trustee Charging Lien shall be discharged solely upon payment of any fees and expenses due to the Senior Secured Notes Trustee under the Senior Secured Notes Indenture in full and the termination of the Senior Secured Notes Trustee’s duties under the applicable Senior Secured Notes Indenture. Nothing in the foregoing shall in any way limit, impair, or affect the rights of the Senior Secured Notes

Trustee under the Senior Secured Notes Indenture to the reimbursement of costs, including the reimbursement of the reasonable and documented compensation and expenses, disbursements and advances of the Senior Secured Notes Trustee’s agents, counsel, accountants, and experts.

ARTICLE III

CLASSIFICATION OF CLAIMS AND INTERESTS

The following table designates the Classes of Claims and Interests under the Plan and specifies which Classes are (a) Impaired or Unimpaired by this Plan, (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code, or (c) deemed to accept or reject this Plan:

Class	Designation	Impairment	Entitled to Vote
Class 1	ABL Facility Claims	No	No (Deemed to accept)
Class 2	Senior Secured Notes Claims	Yes	Yes
Class 3	Other Secured Claims	No	No (Deemed to accept)
Class 4	Other Priority Claims	No	No (Deemed to accept)
Class 5	General Unsecured Claims	No	No (Deemed to accept)
Class 6	Intercompany Claims	No	No (Deemed to accept)
Class 7	Intercompany Interests	No	No (Deemed to accept)
Class 8	Existing Preferred Interests	Yes	Yes
Class 9	Other Existing Equity Interests	Yes	No (Deemed to reject)
Class 10	Subordinated Securities Claims	Yes	No (Deemed to reject)

Each Allowed Secured Claim in Class 3 shall be considered to be a separate subclass within Class 3, and each such subclass shall be deemed to be a separate Class for purposes of the Plan.

ARTICLE IV

TREATMENT OF UNIMPAIRED CLASSES

4.1	DIP Claims.

The DIP Claims shall be deemed to be Allowed Claims under the Plan. The DIP Claims shall be satisfied in full, on the Distribution Date, by the termination of all commitments under the DIP Facility, payment in full in Cash of all outstanding obligations and cash collateralization, return or backstopping of all letters of credit issued thereunder. Until so satisfied in full, the DIP Agent and DIP Lenders shall retain all rights, Claims and liens available pursuant to the DIP Facility and the DIP Order.

4.2	Administrative Claims.

Each holder of an Allowed Administrative Claim shall be paid 100% of the unpaid Allowed amount of such Claim in Cash on the Distribution Date. Notwithstanding the immediately preceding sentence, Allowed Administrative Claims incurred in the ordinary course of business and on ordinary business terms unrelated to the administration of the Reorganization Cases (such as Allowed trade and vendor Claims) shall be paid, at the Debtors’ or Reorganized Debtors’ option, in accordance with ordinary business terms for payment of such Claims. Notwithstanding the foregoing, the holder of an Allowed Administrative Claim may receive such other, less favorable treatment as may be agreed upon by the claimant and the Debtors or Reorganized Debtors.

4.3	Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, each holder of an Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

4.4	Fee Claims.

A Fee Claim in respect of which a final fee application has been properly filed and served pursuant to Section 2.5 of the Plan shall be payable by the Reorganized Debtors to the extent approved by a Final Order of the Bankruptcy Court. Prior to the Effective Date, each holder of a Fee Claim shall submit to the Debtors estimates of any Fee Claims that have accrued prior to the Effective Date that have not been included in a monthly fee statement or interim fee application submitted by such Professional Person (collectively, the “Estimated Fee Claims”). On the Effective Date, the Debtors or Reorganized Debtors shall reserve and hold in an account Cash in an amount equal to the aggregate amount of each unpaid Estimated Fee Claim as of the Effective Date (minus any unapplied retainers). Such Cash shall be disbursed solely to the holders of Allowed Fee Claims as soon as reasonably practicable after a Fee Claim becomes an Allowed Claim. Upon payment of Allowed Fee Claims, Cash remaining in such account shall be reserved until all other applicable Allowed Fee Claims have been paid in full or all remaining applicable Fee Claims have been Disallowed or not otherwise permitted by Final Order, at which time any remaining Cash held in reserve with respect to the Estimated Fee Claims shall become the sole and exclusive property of the Reorganized Debtors. In the event that the aggregate amount of the Estimated Fee Claims is less than the aggregate amount of the Allowed Fee Claims, the Debtors or the Reorganized Debtors shall nonetheless be required to satisfy each Allowed Fee Claim in full, in Cash as soon as reasonably practicable after such Fee Claim becomes an Allowed Claim.

4.5	ABL Facility Claims – Class 1.

The ABL Facility Claims shall be Allowed in an aggregate amount equal to $0. To the extent not paid in full prior to the Confirmation Hearing, in full and final satisfaction of each Allowed ABL Facility Claim, each holder thereof shall be paid in Cash in full, on the Distribution Date, on account of such holder’s Allowed ABL Facility Claim. Until so satisfied in full, the ABL Agent and ABL Lenders shall retain all rights, Claims and liens available pursuant to the ABL Facility and the ABL Agreement.

4.6	Other Secured Claims – Class 3.

Subject to the provisions of sections 502(b)(3) and 506(d) of the Bankruptcy Code, each holder of an Allowed Other Secured Claim shall receive, at the Reorganized Debtors’ option: (a) the Reinstatement of such Claim; (b) payment in full in Cash of the Allowed amount of such Other Secured Claim; (c) the delivery of the collateral securing any such Other Secured Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (d) such other treatment rendering such Other Secured Claim Unimpaired; or (e) such other, less favorable treatment as may be agreed between such holder and the Reorganized Debtors.

4.7	Other Priority Claims – Class 4.

In satisfaction of each Allowed Other Priority Claim, each holder thereof shall receive the following, at the option of the Reorganized Debtors: (a) payment in full in Cash; (b) other treatment rendering such Other Priority Claim Unimpaired; or (c) such other, less favorable treatment as may be agreed between such holder and the Reorganized Debtors.

4.8	General Unsecured Claims – Class 5.

Each Allowed General Unsecured Claim shall, at the discretion of the Reorganized Debtors, be: (a) Reinstated as of the Effective Date as an obligation of the Reorganized Debtors, and paid in accordance with the ordinary course terms for such Claim; (b) paid in full in Cash on the relevant Distribution Date; or (c) receive such other treatment as may be agreed between such holder and the Reorganized Debtors.

4.9	Intercompany Claims – Class 6.

Each Intercompany Claim shall either be Reinstated or cancelled in the Reorganized Debtors’ discretion.

4.10	Intercompany Interests – Class 7.

Intercompany Interests shall either be Reinstated or cancelled in the Reorganized Debtors’ discretion.

ARTICLE V

TREATMENT OF IMPAIRED CLASSES

5.1	Senior Secured Notes Claims – Class 2.

The Senior Secured Notes Claims shall be deemed Allowed Claims in the amount of $317.1 million. On the Effective Date, each holder of an Allowed Senior Secured Notes Claim shall receive, in full and final satisfaction of its Allowed Senior Secured Notes Claims, its Pro Rata share of:

(a) the New Senior Secured Notes issued pursuant to the New Senior Secured Notes Indenture; and

(b) the Senior Secured Notes Equity Distribution.

5.2	Existing Preferred Interests – Class 8.

On the Effective Date, all Existing Preferred Interests shall be cancelled, and each holder of an Allowed Existing Preferred Interest shall receive, in full and final satisfaction of its Allowed Existing Preferred Interest, its Pro Rata share of:

(a) the Existing Interest Equity Distribution; and

(b) the New Warrants.

5.3	Other Existing Equity Interests – Class 9.

On the Effective Date, all Other Existing Equity Interests shall be cancelled, and holders of Other Existing Equity Interests shall receive no distribution on account of such Interests.

5.4	Subordinated Securities Claims – Class 10.

All Subordinated Securities Claims shall be cancelled, and holders of Subordinated Securities Claims shall receive no distribution on account of such Claims.

ARTICLE VI

NEW COMMON STOCK

6.1	Authorization and Issuance of New Common Stock.

As of the Effective Date, Reorganized Broadview shall authorize and issue one class of equity securities consisting of the New Common Stock, which shall be distributed in accordance with Sections 5.1 and 5.2 and other relevant provisions of the Plan to effectuate the Restructuring Transaction. In addition, as of the Effective Date, Reorganized Broadview shall authorize such shares of New Common Stock as may be required for the Management Equity Plan and the New Warrant Agreement, in accordance with Sections 5.2, 6.3 and 7.5 of the Plan.

6.2	New Stockholders Agreement and New Registration Rights Agreement.

(a) On and as of the Effective Date, Reorganized Broadview shall enter into and deliver the New Stockholders Agreement to each entity that is intended to be a party thereto and such agreement shall be deemed to be valid, binding and enforceable in accordance with its terms, and each party thereto shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized Broadview.

(b) On and as of the Effective Date, Reorganized Broadview shall enter into and deliver the New Registration Rights Agreement to each entity that is intended to be a party thereto and such agreement shall be deemed to be valid, binding and enforceable in accordance with its terms, and each party thereto shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized Broadview.

6.3	New Warrants.

On the Effective Date, Reorganized Broadview shall issue New Warrants pursuant to the New Warrant Agreement to the holders of Existing Preferred Interests, in accordance with Sections 5.2 and 7.1 of the Plan, which New Warrants shall conform to the terms set forth in the Plan Term Sheet.

ARTICLE VII

MEANS OF IMPLEMENTATION

7.1	Restructuring Transaction.

On or as of the Effective Date, the Distributions provided for under the Plan shall be effectuated pursuant to the following transactions (collectively, the “Restructuring Transaction”):

(a) pursuant to sections 1141(b) and (c) of the Bankruptcy Code, and except as otherwise provided in the Plan, the property of each Estate shall vest in the applicable Reorganized Debtor, free and clear of all Claims, liens, encumbrances, charges, and other Interests, except as provided in the Plan, the New Senior Secured Notes Indenture, the New ABL Agreement, the other Plan Documents or the Confirmation Order. The Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending case under any chapter or provision of the Bankruptcy Code, except as provided herein;

(b) all Existing Interests shall be deemed cancelled as of the Effective Date. Reorganized Broadview shall issue the New Common Stock pursuant to the terms of the Plan and enter into the New Stockholders Agreement;

(c) Reorganized Broadview shall issue the New Warrants to holders of Allowed Existing Preferred Interests, pursuant to the terms of Section 5.2 of the Plan, and enter into the New Warrant Agreement;

(d) the Debtors shall consummate the Plan by (i) making Distributions of the New Common Stock, New Warrants, and Cash, (ii) issuing the New Senior Secured Notes in accordance with the terms of the Plan, and (iii) entering into the New ABL Agreement, New Senior Secured Notes Indenture and the New Registration Rights Agreement; and

(e) the releases provided for herein, which are an essential element of the Restructuring Transaction, shall become effective.

7.2	Corporate Action.

The Debtors shall continue to exist as the Reorganized Debtors on and after the Effective Date, with all of the powers of corporations or limited liability companies, as the case may be, under applicable law. The certificates of incorporation or operating agreements, as applicable, of each Reorganized Debtor shall, inter alia, prohibit the issuance of nonvoting stock to the extent required by section 1123(a)(6) of the Bankruptcy Code. The adoption of any new or amended and restated operating agreements, certificates of incorporation and by-laws of each Reorganized Debtor and the other matters provided for under the Plan involving the corporate or entity structure of the Debtors or the Reorganized Debtors, as the case may be, or limited liability company or corporate action to be taken by or required of the Debtors or the Reorganized Debtors, as the case may be, shall be deemed to have occurred and be effective as provided herein and shall be authorized and approved in all respects, without any requirement of further action by members, stockholders or directors of the Debtors or the Reorganized Debtors, as the case may be. Without limiting the foregoing, the Reorganized Debtors shall be authorized, without any further act or action required, to issue all New Common Stock and any instruments required to be issued hereunder, to undertake, consummate and execute and deliver any documents relating to the Restructuring Transaction and to undertake any action or execute and deliver any document contemplated under the Plan. The Confirmation Order shall provide that it establishes conclusive corporate or other authority, and evidence of such corporate or other authority, required for each of the Debtors and the Reorganized Debtors to undertake any and all acts and actions required to implement or contemplated by the Plan, including without limitation, the specific acts or actions or documents or instruments identified in this Section 7.2, and no board, member or shareholder vote shall be required with respect thereto.

7.3	Effectuating Documents and Further Transactions.

The Debtors and the Reorganized Debtors shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan, so long as such documents, contracts, instruments and other agreements are consistent with the Plan and the Restructuring Support Agreement.

7.4	Directors of the Reorganized Debtors.

As of the Effective Date, the New Board shall consist of those certain individuals, the names of which shall be set forth in the Plan Supplement. The members of the board of directors of each Debtor prior to the Effective Date, in their capacities as such, shall be deemed to have resigned as of the Effective Date, and shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date. Following the occurrence of the Effective Date, the board of directors of each Reorganized Debtor may be replaced by such individuals as are selected in accordance with the organizational documents of such Reorganized Debtor.

7.5	Management Equity Plan.

As of the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Debtors shall adopt and implement the Management Equity Plan consistent with the terms set forth in the Restructuring Support Agreement.

7.6	General Distribution Mechanics.

(a) Distributions on Account of Allowed Claims Only. Notwithstanding anything herein to the contrary, no Distribution shall be made on account of a Disputed Claim until such Disputed Claim becomes an Allowed Claim.

(b) No Recourse. Except with respect to Claims which are Reinstated, no claimant shall have recourse to the Reorganized Debtors (or any property thereof), other than with regard to the enforcement of rights or Distributions under the Plan.

(c) Method of Cash Distributions. Any Cash payment to be made pursuant to the Plan will be in U.S. dollars and may be made by draft, check, or wire transfer, in the sole discretion of the Debtors or the Reorganized Debtors, or as otherwise required or provided in any relevant agreement or applicable law.

(d) Distributions on Non-Business Days. Any payment or Distribution due on a day other than a Business Day may be made, without interest, on the next Business Day.

(e) No Distribution in Excess of Allowed Amount of Claim. Notwithstanding anything to the contrary herein, no holder of an Allowed Claim shall receive in respect of such Claim any Distribution in excess of the Allowed amount of such Claim.

(f) Disputed Payments. If any dispute arises as to the identity of a holder of an Allowed Claim who is to receive any Distribution, the Reorganized Debtors may, in lieu of making such Distribution to such Person, make such Distribution into a segregated account until the disposition thereof shall be determined by Court order or by written agreement among the interested parties.

(g) Delivery of Distributions on Account of Senior Secured Notes Claims. Distributions on account of Senior Secured Notes Claims shall be made on the Effective Date by the Reorganized Debtors to the Senior Secured Notes Trustee. The Senior Secured Notes Trustee shall act as Distribution Agent and make applicable Distributions to holders of Senior Secured Notes Claims pursuant to the terms of the Plan.

(h) Delivery of Distributions on Account of Existing Preferred Interests. Distributions on account of Existing Preferred Interests shall be made on the Effective Date, or as soon as practicable thereafter, by the Reorganized Debtors, as Distribution Agent, to holders of Existing Preferred Interests pursuant to the terms of the Plan.

(i) Delivery of Distributions on Account of DIP Claims and ABL Facility Claims. Distributions on account of DIP Claims and ABL Facility Claims (to the extent not previously paid) shall be made on the Distribution Date by the Reorganized Debtors or the Debtors, as applicable, to the DIP Agent and the ABL Agent, respectively. The DIP Agent and the ABL Agent shall each act as Distribution Agents and distribute the relevant Distributions to holders of Allowed DIP Claims and Allowed ABL Claims, respectively, pursuant to the terms of the Plan.

(j) Unclaimed Property. The Reorganized Debtors or applicable Distribution Agent shall hold all Unclaimed Property (and all interest, dividends, and other distributions thereon), for the benefit of the holders of Claims entitled thereto under the terms of the Plan. At the end of one (1) year following the relevant Distribution Date of particular Cash, Senior Secured Notes, New Warrants or New Common Stock, the holders of Allowed Claims theretofore entitled to Unclaimed Property held pursuant to this section shall be deemed to have forfeited such property, whereupon all right, title and interest in and to such property shall immediately and irrevocably revest in the Reorganized Debtors, such holders shall cease to be entitled thereto and: (a) any such Unclaimed Property that is Cash (including Cash interest, maturities, dividends and the like) shall be property of the Reorganized Debtors free of any restrictions thereon; and (b) any Senior Secured Notes, New Warrants or New Common Stock that is Unclaimed Property shall be cancelled, or, with respect to New Warrants or New Common Stock, held as treasury shares at the Reorganized Debtors’ discretion. The Reorganized Debtors or the applicable Distribution Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records, proofs of Claim filed against the Debtors, or relevant registers maintained for such Claims.

(k) Distribution Minimum. Neither the Reorganized Debtors, nor any applicable Distribution Agent, shall have any obligation to make a distribution that is less than one (1) share of New Common Stock, one (1) New Warrant, or $20.00 in Cash.

7.7	Withholding Taxes.

Any federal or state withholding taxes or other amounts required to be withheld under any applicable law shall be deducted and withheld from any Distributions hereunder. All Persons holding Claims shall be required to provide any information necessary to effect the withholding of such taxes.

7.8	Exemption from Certain Transfer Taxes.

To the fullest extent permitted by applicable law, all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including the transfers effectuated under the Plan, the sale by the Debtors of any owned property pursuant to section 363(b) or 1123(b)(4) of the Bankruptcy Code, any assumption, assignment, and/or sale by the Debtors of their interests in unexpired leases of non-residential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, and the creation, modification, consolidation or recording of any mortgage pursuant to the terms of the Plan, the New ABL Agreement or the New Senior Secured Notes Indenture or ancillary documents, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code, and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

7.9	Exemption from Securities Laws.

The issuance of New Common Stock, New Warrants and New Senior Secured Notes pursuant to the Plan (including the New Common Stock issued under the Management Equity Plan) shall be exempt from any securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy Code.

7.10	Setoffs and Recoupments.

Each Reorganized Debtor, or such entity’s designee as instructed by such Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off and/or recoup against any Allowed Claim, and the distributions to be made pursuant to the Plan on account of such Allowed Claim, any and all claims, rights and causes of action that a Reorganized Debtor or its successors may hold against the holder of such Allowed Claim after the Effective Date; provided, however, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights and causes of action that a Reorganized Debtor or its successor may possess against such holder.

7.11	Insurance Preservation and Proceeds.

Nothing in the Plan, including any releases, shall diminish or impair the enforceability of any policies of insurance that may cover claims against the Debtors or any other Person.

7.12	Solicitation of Debtors.

Notwithstanding anything to the contrary herein, each Debtor that would otherwise be entitled to vote to accept or reject this Plan as a holder of a Claim against or Interest in another Debtor shall not be solicited for voting purposes, and such Debtor will be deemed to have voted to accept this Plan.

ARTICLE VIII

EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

8.1	Discharge.

(a) Scope. Except as otherwise provided in the Plan or Confirmation Order, in accordance with section 1141(d)(1) of the Bankruptcy Code, entry of the Confirmation

Order acts as a discharge, effective as of the Effective Date, of all debts of, Claims against, liens on, and Interests in the Debtors, their assets or properties, which debts, Claims, liens, and Interests arose at any time before the entry of the Confirmation Order. The discharge of the Debtors shall be effective as to each Claim, regardless of whether a proof of claim therefor was filed, whether the Claim is an Allowed Claim or whether the holder thereof votes to accept the Plan. On the Effective Date, as to every discharged Claim and Interest, any holder of such Claim or Interest shall be precluded from asserting against the Debtors, the Reorganized Debtors or the assets or properties of any of them, any other or further Claim or Interest based upon any document, instrument, act, omission, transaction or other activity of any kind or nature that occurred before the Confirmation Date.

(b) Injunction. In accordance with section 524 of the Bankruptcy Code, the discharge provided by this section and section 1141 of the Bankruptcy Code, inter alia, acts as an injunction against the commencement or continuation of any action, employment of process or act to collect, offset or recover the Claims, liens and Interests discharged hereby.

(c) Release of Liens. Unless a particular Claim is Reinstated: (i) each holder of a Secured Claim or a Claim that is purportedly secured (including an Other Secured Claim) shall, on or immediately before the Effective Date (or, in the case of Other Secured Claims treated pursuant to Section 4.6(c) of the Plan, on or prior to the date of the return of the relevant collateral) and as a condition to receiving any Distribution hereunder: (A) turn over and release to the Debtors, or the Reorganized Debtors, as applicable, any and all property of the Debtors or the Estates that secures or purportedly secures such Claim; and (B) execute such documents and instruments as the Debtors or the Reorganized Debtors require to evidence such claimant’s release of such property; and (ii) on the Effective Date (or such other date described in this subsection), all claims, right, title and interest in such property shall revert to the Reorganized Debtors free and clear of all Claims and Interests, including (without limitation) liens, charges, pledges, encumbrances and/or security interests of any kind. All liens of the holders of such Claims or Interests in property of the Debtors, the Estates, and/or the Reorganized Debtors shall be deemed to be canceled and released as of the Effective Date (or such other date described in this subsection). Notwithstanding the immediately preceding sentence, any such holder of a Disputed Claim shall not be required to execute and deliver such release of liens until ten (10) days after such Claim becomes an Allowed Claim or is Disallowed. To the extent any holder of a Claim described in the first sentence of this subsection fails to release the relevant liens as described above, the Reorganized Debtors may act as attorney-in-fact, on behalf of the holders of such liens, to provide any releases as may be required by any lender under the New ABL Facility or New Senior Secured Notes Indenture or for any other purpose.

(d) Cancellation of Stock/ Instruments. The Existing Interests, the ABL Facility, the DIP Facility, the Senior Secured Notes (each including any related credit agreement, indenture, security and guaranty agreements, interest rate agreements and commodity hedging agreements) and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors are not required to be surrendered and shall be deemed cancelled on the Effective Date provided, however, the Senior Secured Notes Indenture shall continue in effect solely for purposes of (i) allowing the Senior Secured Notes

Trustee to make the Distributions to be made on account of the Senior Secured Notes, and (ii) permitting the Senior Secured Notes Trustee to assert its Indenture Trustee Charging Lien against such Distributions under the Plan for payment of the Indenture Trustee Fees.

8.2	Vesting and Retention of Causes of Action.

(a) Except as otherwise provided in the Plan (including, but not limited to, Section 8.4 of the Plan), on the Effective Date all property comprising the Estates (including, subject to any release provided for herein, any claim, right or cause of action which may be asserted by or on behalf of the Debtors, whether relating to the avoidance of preferences or fraudulent transfers under sections 544, 547, 548, 549 and/or 550 of the Bankruptcy Code or otherwise) shall be vested in the Reorganized Debtors free and clear of all Claims, liens, charges, encumbrances and interests of creditors and equity security holders, except for the rights to Distribution afforded to holders of certain Claims under the Plan. After the Effective Date, the Reorganized Debtors shall have no liability to holders of Claims and Interests other than as provided for in the Plan. As of the Effective Date, the Reorganized Debtors may operate each of their respective businesses and use, acquire and settle and compromise claims or interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and Confirmation Order.

(b) Except as otherwise provided in the Plan, or in any contract, instrument, release or other agreement entered into in connection with the Plan or by order of the Bankruptcy Court, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce any claims, rights and causes of action that the Debtors or the Estates may hold. The Reorganized Debtors or any successor thereto may pursue those claims, rights and causes of action in accordance with what is in its best interests and in accordance with its fiduciary duties.

8.3	Survival of Certain Indemnification Obligations.

The obligations of the Debtors to indemnify individuals who serve or served on or after the Petition Date as their respective directors, officers, agents, employees, representatives, and Professional Persons retained by the Debtors pursuant to the Debtors’ operating agreements, certificates of incorporation, by-laws, applicable statutes and preconfirmation agreements in respect of all present and future actions, suits and proceedings against any of such officers, directors, agents, employees, representatives, and Professional Persons retained by the Debtors, based upon any act or omission related to service with, for, or on behalf of the Debtors on or before the Effective Date, as such obligations were in effect at the time of any such act or omission, shall not be expanded, discharged or impaired by confirmation or consummation of the Plan but shall survive unaffected by the reorganization contemplated by the Plan and shall be performed and honored by the Reorganized Debtors regardless of such confirmation, consummation and reorganization, and regardless of whether the underlying claims for which indemnification is sought are released pursuant to the Plan.

8.4	Release of Claims.

(a) Satisfaction of Claims and Interests. The treatment to be provided for respective Allowed Claims or Interests pursuant to the Plan shall be in full and final satisfaction, settlement, release and discharge of such respective Claims or Interests.

(b) Debtor Releases. Except as otherwise expressly set forth in the Plan or the Confirmation Order, as of the Effective Date, for the good and valuable consideration provided by each of the Released Parties, the adequacy of which is hereby confirmed, including good faith settlement and compromise of the claims released herein and the services of the Debtors’ current officers, directors, managers and advisors in facilitation of the expeditious implementation of the transactions contemplated hereby, each Debtor and debtor in possession, and any person seeking to exercise the rights of the Debtors’ estates, including without limitation, the Reorganized Debtors, any successor to the Debtors, or any representative of the Debtors’ estates appointed or selected pursuant to sections 1103, 1104, or 1123(b)(3) of the Bankruptcy Code or under chapter 7 of the Bankruptcy Code, shall be deemed to conclusively, absolutely, unconditionally, irrevocably and forever release, waive and discharge and shall be deemed to have provided a full discharge and release to each Released Party and their respective property (and each such Released Party so released shall be deemed fully released and discharged by each Debtor, debtor in possession, and any person seeking to exercise the rights of the Debtors’ estates, including without limitation, the Reorganized Debtors, any successor to the Debtors, or any representative of the Debtors’ estates appointed or selected pursuant to sections 1103, 1104, or 1123(b)(3) of the Bankruptcy Code or under chapter 7 of the Bankruptcy Code) all claims (as such term “claim” is defined in section 101(5) of the Bankruptcy Code), obligations, debts, suits, judgments, damages, demands, rights, causes of action, remedies and liabilities whatsoever, (other than all rights, remedies and privileges to enforce the Plan, the Plan Supplement and the contracts, instruments, releases, indentures and other agreements or documents (including, without limitation, the Plan Documents) delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise that are based on, related to, or in any manner arising from, in whole or in part, any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims or Interests prior to or in the Reorganization Cases, the parties released pursuant to this Section 8.4(b), the Reorganization Cases, the Plan or the Disclosure Statement, or any related contracts, instruments, releases, agreements and documents, or upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date , and that could have been asserted by or on behalf of the Debtors, the debtors in possession or their Estates, or any of their affiliates, whether directly, indirectly, derivatively or in any representative or any other capacity, individually or collectively, in their own right or on behalf of the holder of any Claim or Interest or other entity, against any Released Party; provided, however, that in no event shall anything in this Section 8.4(b) be construed as a release of any (i) Intercompany Claim or (ii) Person’s fraud, gross negligence, or willful misconduct, as determined by a Final Order, for matters with respect to the Debtors.

(c) Releases by Holders of Claims and Interests. Except as expressly set forth in the Plan or the Confirmation Order, on the Effective Date, to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each Releasing Party (regardless of whether such Releasing Party is a Released Party), in consideration for the obligations of the Debtors and the other Released Parties under the Plan, the Distributions provided for under the Plan, and the contracts, instruments, releases, agreements or documents executed and delivered in connection with the Plan and the Restructuring Transaction, will be deemed to have consented to the Plan for all purposes and the restructuring embodied herein and deemed to conclusively, absolutely, unconditionally, irrevocably and forever release, waive and discharge (and each entity so released shall be deemed released and discharged by the Releasing Parties) all claims (as such term “claim” is defined in section 101(5) of the Bankruptcy Code), obligations, debts, suits, judgments, damages, demands, rights, causes of action, remedies or liabilities whatsoever, including all derivative claims asserted or which could be asserted on behalf of a Debtor (other than all rights, remedies and privileges of any party under the Plan, and the Plan Supplement and the contracts, instruments, releases, agreements and documents (including, without limitation, the Plan Documents) delivered under or in connection with the Plan), including, without limitation, any claims for any such loss such holder may suffer, have suffered or be alleged to suffer as a result of the Debtors commencing the Reorganization Cases or as a result of the Plan being consummated, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based on, related to, or in any manner arising from, in whole or in part, any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Reorganization Cases, the purchase or sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Releasing Party, the restructuring of Claims or Interests prior to or in the Reorganization Cases, the Plan or the Disclosure Statement or any related contracts, instruments, releases, agreements and documents, or upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, against any Released Party and its respective property; provided, however, that in no event shall anything in this Section 8.4(c) be construed as a release of any (i) Intercompany Claim or (ii) Person’s fraud, gross negligence, or willful misconduct, as determined by a Final Order, for matters with respect to the Debtors.

Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, of the releases in Sections 8.4(b) and (c), which includes by reference each of the related provisions and definitions contained herein, and further, will constitute the Bankruptcy Court’s finding that such releases are (i) in exchange for the good and valuable consideration provided by the Debtors and the other Released Parties, representing good faith settlement and compromise of the claims released herein, (ii) in the best interests of the Debtors and all holders of Claims and Interests, (iii) fair, equitable, and reasonable, (iv) approved after due notice and opportunity for hearing, and (v) a bar to any of the Releasing Parties asserting any claim or cause of action released by the Releasing Parties against any of the Debtors and the other Released Parties or their respective property.

Notwithstanding anything to the contrary contained herein, with respect to a Released Party that is a non-Debtor, nothing in the Plan or the Confirmation Order shall effect a release of any claim by the United States government or any of its agencies whatsoever, including without limitation, any claim arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States against such Released Party, nor shall anything in the Confirmation Order or the Plan enjoin the United States from bringing any claim, suit, action or other proceeding against such Released Party for any liability whatever, including without limitation, any claim, suit or action arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States, nor shall anything in the Confirmation Order or the Plan exculpate any non-Debtor party from any liability to the United States Government or any of its agencies, including any liabilities arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States against such Released Party.

Notwithstanding anything to the contrary contained herein, except to the extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, except with respect to a Released Party that is a Debtor, nothing in the Confirmation Order or the Plan shall effect a release of any claim by any state or local authority whatsoever, including without limitation, any claim arising under the environmental laws or any criminal laws of any state or local authority against any Released Party that is a non-Debtor, nor shall anything in the Confirmation Order or the Plan enjoin any state or local authority from bringing any claim, suit, action or other proceeding against any Released Party that is a non-Debtor for any liability whatever, including without limitation, any claim, suit or action arising under the environmental laws or any criminal laws of any state or local authority, nor shall anything in the Confirmation Order or the Plan exculpate any party from any liability to any state or local authority whatsoever, including any liabilities arising under the environmental laws or any criminal laws of any state or local authority against any Released Party that is a non-Debtor. As to any state or local authority, nothing in the Plan or Confirmation Order shall discharge, release, or otherwise preclude any valid right of setoff or recoupment.

As to the United States, its agencies, departments or agents, nothing in the Plan or Confirmation Order shall discharge, release, or otherwise preclude: (i) any liability of the Debtors or Reorganized Debtors arising on or after the Effective Date; or (ii) any valid right of setoff or recoupment. Furthermore, nothing in the Plan or the Confirmation Order: (A) discharges, releases, or precludes any environmental liability that is not a claim (as that term is defined in the Bankruptcy Code), or any environmental claim (as the term “claim” is defined in the Bankruptcy Code) of a governmental unit that arises on or after the Effective Date; (B) releases the Debtors or the Reorganized Debtors from any non-dischargeable liability under environmental law as the owner or operator of property that such persons own or operate after the Effective Date; (C) releases or precludes any environmental liability to a governmental unit on the part of any Persons other than the Debtors and Reorganized Debtors; or (D) enjoins a governmental unit from asserting or enforcing outside this Court any liability described in this paragraph.

(d) Injunction. Except as otherwise provided in the Plan or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold Claims against or Interests in the Debtors or the Estates are, with respect to any such Claims or Interests, permanently enjoined after the Confirmation Date from: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, the Reorganized Debtors, the Estates or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Debtors, the Reorganized Debtors, or the Estates or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, the Reorganized Debtors, or the Estates or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable law; (v) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors, the Reorganized Debtors, the Estates or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; (vi) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, further, that the Releasing Parties are, with respect to Claims or Interests held by such parties, permanently enjoined after the Confirmation Date from taking any actions referred to in clauses (i) through (vi) above against the Released Parties or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the Released Parties or any property of any such transferee or successor; provided, however, that nothing contained herein shall preclude any Person from exercising its rights, or obtaining benefits, directly and expressly provided to such entity pursuant to and consistent with the terms of the Plan, the Plan Supplement and the contracts, instruments, releases, agreements and documents delivered in connection with the Plan.

All Persons releasing claims pursuant to Section 8.4(b) or (c) of the Plan shall be permanently enjoined, from and after the Confirmation Date, from taking any actions referred to in clauses (i) through (v) of the immediately preceding paragraph against any party with respect to any claim released pursuant to Section 8.4(b) or (c).

(e) Exculpation. None of the Released Parties shall have or incur any liability to any holder of any Claim or Interest for any prepetition or postpetition act or omission in connection with, or arising out of the Debtors’ restructuring, including without limitation, the negotiation and execution of the Plan, the Plan Documents, the Reorganization Cases, the Disclosure Statement, the dissemination of the Plan, the solicitation of votes for and the pursuit of the Plan, the consummation of the Plan, or the administration of the Plan or the property

(including without limitation the New Common Stock, the New Senior Secured Notes, and any other security offered, issued or distributed in connection with the Plan) to be distributed under the Plan, including, without limitation, all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all prepetition or postpetition activities taken or omission in connection with the Plan or the restructuring of the Debtors except fraud, gross negligence or willful misconduct, each as determined by a Final Order. The Released Parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, however, solely to the extent that it would contravene Rule 1.8(h)(1) of the New York Rules of Professional Conduct or any similar ethical rule of another jurisdiction, if binding on an attorney of a Released Party, no attorney of any Released Party shall be released by the Debtors or the Reorganized Debtors.

(f) Injunction Related to Exculpation. The Confirmation Order shall permanently enjoin the commencement or prosecution by any person or entity, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released pursuant to Section 8.4(e) of the Plan.

(g) Exclusive Jurisdiction. The Bankruptcy Court (and the United States District Court for the Southern District of New York) shall retain exclusive jurisdiction to adjudicate any and all claims or causes or action (i) against any Released Party, (ii) relating to the Debtors, the Plan, the Distributions, the New Common Stock, the Reorganization Cases, the Restructuring Transaction, or any contract, instrument, release, agreement or document executed and delivered in connection with the Plan and the Restructuring Transaction, and (iii) brought by the Debtors (or any successor thereto) or any holder of a Claim or Interest.

8.5	Objections to Claims and Interests.

Unless otherwise ordered by the Bankruptcy Court, objections to Claims shall be filed and served on the applicable holder of such Claim not later than 120 days after the later to occur of: (a) the Effective Date; and (b) the filing of the relevant Claim. Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the claimant if the objecting party effects service in any of the following manners: (x) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (y) by first class mail, postage prepaid, on the signatory on the proof of claim as well as all other representatives identified in the proof of claim or any attachment thereto; or (z) by first class mail, postage prepaid, on any counsel that has appeared on the claimant’s behalf in the Reorganization Cases (so long as such appearance has not been subsequently withdrawn).

After the Confirmation Date, only the Reorganized Debtors shall have the authority to file, settle, compromise, withdraw, or litigate to judgment objections to Claims. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without Bankruptcy Court approval. Any Claims filed after any Bar Date, if applicable, shall be deemed Disallowed and expunged in their entirety without further order of the Bankruptcy Court or any action being required on the part of the Debtors or the Reorganized Debtors, unless the Person or entity wishing to file such untimely Claim has received prior Bankruptcy Court authority to do so.

8.6	Amendments to Claims.

After the Confirmation Date, a Claim for which an applicable Bar Date, if any, has passed may not be filed or amended without the authorization of the Bankruptcy Court. Unless otherwise provided herein, or otherwise consented to by the Debtors or Reorganized Debtors, any Claim or amendment to a Claim, which Claim or amendment is filed after the Confirmation Date, shall be deemed Disallowed in full and expunged without any action by the Debtors or Reorganized Debtors, unless the holder of such Claim has obtained prior Bankruptcy Court authorization for such filing.

8.7	Estimation of Claims.

Any Debtor, Reorganized Debtor or holder of a Claim may request that the Bankruptcy Court estimate any Claim pursuant to section 502(c) of the Bankruptcy Code for purposes of determining the Allowed amount of such Claim regardless of whether any Person has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim for purposes of determining the allowed amount of such Claim at any time. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim for allowance purposes, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, any objecting party may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another.

ARTICLE IX

EXECUTORY CONTRACTS

9.1	Executory Contracts and Unexpired Leases.

(a) On the Effective Date, all executory contracts and unexpired leases of the Debtors and/or the Estates shall be assumed by the Debtors and assigned to the Reorganized Debtors pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except: (i) any executory contracts and unexpired leases that are the subject of separate rejection motions filed pursuant to section 365 of the Bankruptcy Code by the Debtors before the entry of the Confirmation Order; and (ii) any executory contract or unexpired lease that is the subject of a Cure Dispute pursuant to Section 9.2 of the Plan and for which the Debtors or Reorganized Debtors, as the case may be, makes a motion to reject such contract or lease based upon the existence of such Cure Dispute filed at any time.

(b) Subject to subsection (a) above and Section 9.2 below, the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumption or rejection, as applicable, of executory contracts and unexpired leases the assumption or rejection of which is provided for in Section 9.1(a) of the Plan pursuant to sections 365 and 1123 of the Bankruptcy Code and such assumption or rejection shall be deemed effective as of the Effective Date.

9.2	Cure.

(a) At the election of the Reorganized Debtors, any monetary defaults under each executory contract and unexpired lease to be assumed under the Plan shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code, in one of the following ways: (i) by payment of the default amount (the “Cure Amount”) in Cash on or as soon as reasonably practicable after the later to occur of (A) thirty (30) days after the determination of the Cure Amount and (B) the Effective Date or such other date as may be set by the Bankruptcy Court; or (ii) on such other terms as agreed to by the Debtors or Reorganized Debtors and the non-Debtor party to such executory contract or unexpired lease.

(b) In the event of a dispute (each, a “Cure Dispute”) regarding: (i) the Cure Amount; (ii) the ability of the Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to the assumption of an executory contract or unexpired lease, the cure payment required by section 365(b)(1) of the Bankruptcy Code shall be made only following the entry of a Final Order resolving the Cure Dispute and approving the assumption of such executory contract or unexpired lease. If a Cure Dispute relates solely to the Cure Amount, the applicable Debtor may assume and/or assume and assign the subject contract or lease prior to resolution of the Cure Dispute, provided that the Debtors reserve Cash in an amount sufficient to pay the full amount asserted by the non-Debtor party to the subject contract (or such other amount as may be fixed or estimated by the Bankruptcy Court). Such reserve may be in the form of a book entry and evergreen in nature. The Debtors or Reorganized Debtors shall have the right at any time to move to reject any executory contract or unexpired lease based on the existence of a Cure Dispute.

ARTICLE X

CONDITIONS PRECEDENT TO

CONFIRMATION AND CONSUMMATION OF THE PLAN

10.1	Conditions Precedent to Confirmation.

Confirmation of the Plan is subject to:

(a) entry of the Confirmation Order, which shall be in form and substance reasonably satisfactory to the Debtors and the Required Consenting Noteholders; and

(b) the Plan Documents having been filed in substantially final form prior to the Confirmation Hearing, which Plan Documents shall be in form and substance reasonably satisfactory to the Debtors and the Required Consenting Noteholders, provided, that, the New Senior Secured Notes Indenture shall be substantially in the form attached to the Disclosure Statement, with all modifications to such form reasonably satisfactory to the Required Consenting Noteholders.

10.2	Conditions to the Effective Date.

It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article X hereof:

(a) the Confirmation Order in form and substance reasonably satisfactory to the Required Consenting Noteholders shall have been entered and shall have become a Final Order;

(b) the certificates of incorporation and by-laws of the Reorganized Debtors in form and substance satisfactory to the Required Consenting Noteholders shall have been amended or created as provided in the Plan;

(c) the New Board shall have been appointed;

(d) the Debtors shall have received all authorizations, consents, regulatory approvals, rulings or documents that are necessary to implement and effectuate the Plan;

(e) the New ABL Agreement and the New Senior Secured Notes Indenture, including all ancillary documents, opinions of counsel and closing certificates, in form and substance reasonably satisfactory to the Required Consenting Noteholders, shall have been executed and delivered;

(f) the Debtors shall have, or shall have received pursuant to the New ABL Facility, the requisite funding to make any Distributions required under the Plan to be made in Cash; and

(g) all other Plan Documents in form and substance reasonably satisfactory to the Required Consenting Noteholders required to be executed and delivered on or prior to the Effective Date shall have been executed and delivered, and, to the extent required, filed with the applicable governmental units in accordance with applicable laws, and shall be consistent in all respects with the Plan; and

(h) all of the reasonable, actual and documented fees and expenses of the Required Consenting Noteholders, including, but not limited to, the fees and expenses of Dechert LLP, their legal counsel, and FTI Consulting, Inc., their financial advisors, in accordance with the terms of the existing fee arrangements between such advisors and the Debtors, shall have been paid in full.

10.3	Waiver of Conditions Precedent.

Other than the requirement that the Confirmation Order must be entered, which cannot be waived, the requirement that a particular condition be satisfied may be waived in whole or part by the Debtors, with the consent of the Required Consenting Noteholders (which consent shall not be unreasonably withheld or delayed), without notice and a hearing, and the Debtors’ benefits under the “mootness doctrine” shall be unaffected by any provision hereof. The failure to satisfy or waive any condition may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including, without limitation, any act, action, failure to act or inaction by the Debtors). The failure of the Debtors to assert the non-satisfaction of any such conditions shall not be deemed a waiver of any other rights hereunder, and each such right shall be deemed an ongoing right that may be asserted or waived (as set forth herein) at any time or from time to time.

10.4	Effect of Non-Occurrence of the Conditions to Consummation.

If each of the conditions to confirmation and consummation of the Plan and the occurrence of the Effective Date has not been satisfied or duly waived on or before the first Business Day that is more than sixty (60) days after the Confirmation Date, or by such later date as is proposed by the Debtors and is reasonably approved by the Required Consenting Noteholders and, after notice and a hearing, by the Bankruptcy Court, upon motion by any party in interest made before the time that each of the conditions has been satisfied or duly waived, the Confirmation Order may be vacated by the Bankruptcy Court; provided, however, that notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if each of the conditions to consummation is either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion. If the Confirmation Order is vacated pursuant to this section, the Plan shall be null and void in all respects, and nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims against or Interests in the Debtors; or (b) prejudice in any manner the rights of the Debtors, including (without limitation) the right to seek a further extension of the exclusive periods to file and solicit votes with respect to a plan under section 1121(d) of their Bankruptcy Code.

10.5	Withdrawal of the Plan.

Subject to the reasonable consent of the Required Consenting Noteholders, which consent shall not be unreasonably withheld or delayed, the Debtors reserve the right to modify or revoke and withdraw the Plan at any time before the Confirmation Date or, if the Debtors are for any reason unable to consummate the Plan after the Confirmation Date, at any time up to the Effective Date. If the Debtors revoke and withdraw the Plan: (a) nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtors or to prejudice in any manner the rights of the Debtors or any Persons in any further proceeding involving the Debtors; and (b) the result shall be the same as if the Confirmation Order were not entered, the Plan was not filed and no actions were taken to effectuate it.

10.6	Cramdown.

Because certain Classes are deemed to have rejected the Plan, the Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

ARTICLE XI

ADMINISTRATIVE PROVISIONS

11.1	Retention of Jurisdiction.

(a) Purposes. Notwithstanding confirmation of the Plan or occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction as is legally permissible, including, without limitation, for the following purposes:

(i) to determine the allowability, classification, or priority of Claims upon objection by the Reorganized Debtors or any other party in interest entitled hereunder to file an objection (including the resolution of disputes regarding any Disputed Claims and claims for disputed Distributions), and the validity, extent, priority and nonavoidability of consensual and nonconsensual liens and other encumbrances;

(ii) to issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person, to construe and to take any other action to enforce and execute the Plan, the Confirmation Order, or any other order of the Bankruptcy Court, to issue such orders as may be necessary for the implementation, execution, performance and consummation of the Plan and all matters referred to herein, and to determine all matters that may be pending before the Bankruptcy Court in the Reorganization Cases on or before the Effective Date with respect to any Person;

(iii) to protect the property of the Estates from claims against, or interference with, such property, including actions to quiet or otherwise clear title to such property or to resolve any dispute concerning liens, security interest or encumbrances on any property of the Estate;

(iv) to determine any and all applications for allowance of Fee Claims;

(v) to determine any Priority Tax Claims, Other Priority Claims, Administrative Claims or any other request for payment of claims or expenses entitled to priority under section 507(a) of the Bankruptcy Code;

(vi) to resolve any dispute arising under or related to the implementation, execution, consummation or interpretation of the Plan and the making of Distributions hereunder;

(vii) to determine any and all motions related to the rejection, assumption or assignment of executory contracts or unexpired leases, to determine any motion to reject an executory contract or unexpired lease pursuant to Section 9.1(a) of the Plan or to resolve any disputes relating to the appropriate cure amount or other issues related to the assumption of executory contracts or unexpired leases in the Reorganization Cases;

(viii) to determine all applications, motions, adversary proceedings, contested matters, actions, and any other litigated matters instituted in and prior to the closing of the Reorganization Cases, including any remands;

(ix) to enter a Final Order closing the Reorganization Cases;

(x) to modify the Plan under section 1127 of the Bankruptcy Code, remedy any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order so as to carry out its intent and purposes;

(xi) to issue such orders in aid of consummation of the Plan and the Confirmation Order notwithstanding any otherwise applicable non-bankruptcy law, with respect to any Person, to the full extent authorized by the Bankruptcy Code;

(xii) to enable the Reorganized Debtors to prosecute any and all proceedings to set aside liens or encumbrances and to recover any transfers, assets, properties or damages to which the Debtors may be entitled under applicable provisions of the Bankruptcy Code or any other federal, state or local laws except as may be waived pursuant to the Plan;

(xiii) to determine any tax liability pursuant to section 505 of the Bankruptcy Code;

(xiv) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(xv) to resolve any disputes concerning whether a Person had sufficient notice of the Reorganization Cases, any applicable Bar Date, the hearing to consider approval of the Disclosure Statement or the Confirmation Hearing or for any other purpose;

(xvi) to resolve any dispute or matter arising under or in connection with any order of the Bankruptcy Court entered in the Reorganization Cases;

(xvii) to hear and resolve any causes of action involving the Debtors, the Reorganized Debtors or the Estates that arose prior to the Confirmation Date or in connection with the implementation of the Plan, including actions to avoid or recover preferential transfers or fraudulent conveyances;

(xviii) to resolve any disputes concerning any release of a nondebtor hereunder or the injunction against acts, employment of process or actions against such nondebtor arising hereunder;

(xix) to approve any Distributions, or objections thereto, under the Plan;

(xx) to approve any Claims settlement entered into or offset exercised by the Debtors or Reorganized Debtors; and

(xxi) to determine such other matters, and for such other purposes, as may be provided in the Confirmation Order, or as may be authorized under provisions of the Bankruptcy Code;

provided, however, notwithstanding anything to the contrary in the Plan or the Confirmation Order, after the Effective Date, the Bankruptcy Court’s retention of jurisdiction shall not govern the enforcement of the loan documentation executed in connection with the New ABL Agreement or the New Senior Secured Notes Indenture, any of the documentation related thereto or any other document in the Plan Supplement that has a choice of venue provision, which provision shall govern exclusively.

(b) Failure of the Bankruptcy Court to Exercise Jurisdiction. If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Reorganization Cases, then Section 11.1(a) of the Plan shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

11.2	Governing Law.

Except to the extent the Bankruptcy Code, Bankruptcy Rules, or other federal laws apply and except for Reinstated Claims governed by another jurisdiction’s law, the rights and obligations arising under the Plan shall be governed by the laws of the State of New York, without giving effect to principles of conflicts of law.

11.3	Time.

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

11.4	Retiree Benefits.

On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits (within the meaning of, and subject to the limitations of, section 1114 of the Bankruptcy Code), if any, at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtors had obligated themselves to provide such benefits. Nothing herein shall: (a) restrict the Debtors’ or the Reorganized Debtors’ right to modify the terms and conditions of the retiree benefits, if any, as otherwise permitted pursuant to the terms of the applicable plans, non-bankruptcy law, or section 1114(m) of the Bankruptcy Code; or (b) be construed as an admission that any such retiree benefits are owed by the Debtors.

11.5	Amendments.

(a) Preconfirmation Amendment. The Debtors may modify the Plan at any time prior to the entry of the Confirmation Order provided that the Plan, as modified, and the disclosure statement pertaining thereto meet applicable Bankruptcy Code requirements and each such modification is reasonably satisfactory to the Required Consenting Noteholders.

(b) Postconfirmation Amendment Not Requiring Resolicitation. After the entry of the Confirmation Order, the Debtors may modify the Plan to remedy any defect or omission or to reconcile any inconsistencies in the Plan or in the Confirmation Order, as may be necessary to carry out the purposes and effects of the Plan, provided that the Debtors obtain approval of the Bankruptcy Court for such modification, after notice and a hearing, and each such modification is reasonably satisfactory to the Required Consenting Noteholders. Any waiver under Section 10.3 hereof shall not be considered to be a modification of the Plan.

(c) Postconfirmation/Preconsummation Amendment Requiring Resolicitation. After the Confirmation Date and before substantial consummation of the Plan, the Debtors may modify the Plan in a way that materially and adversely affects the interests, rights, treatment, or Distributions of a Class of Claims or Interests, provided that: (i) the Plan, as modified, meets applicable Bankruptcy Code requirements; (ii) the Debtors obtain Court approval for such modification, after notice and a hearing; (iii) such modification is accepted by the holders of at least two-thirds in amount, and more than one-half in number, of Allowed Claims or Interests voting in each Class affected by such modification; and (iv) the Debtors comply with section 1125 of the Bankruptcy Code with respect to the Plan as modified.

11.6	Successors and Assigns.

The rights, benefits, and obligations of any Person named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, successors and/or assigns of such Person.

11.7	Controlling Documents.

To the extent the Plan is inconsistent with the Disclosure Statement or any other agreement entered into between the Debtors and any party, the Plan controls the Disclosure Statement and any other such agreements. To the extent that the Plan is inconsistent with the Confirmation Order, the Confirmation Order (and any other orders of the Bankruptcy Court) control the Plan. Except as explicitly ordered by the Bankruptcy Court, to the extent that the DIP Order is inconsistent with the Plan, Disclosure Statement, any Final Order (including the Confirmation Order), or any agreement entered into between the Debtors and any party, the DIP Order shall control.

11.8	Creditors’ Committee.

As of the Effective Date, the duties of the Creditors’ Committee, if any, shall terminate, except with respect to the pursuit of or objection to any Fee Claims.

11.9	Termination of Professionals.

On the Effective Date, the engagement of each Professional Person retained by the Debtors and the Creditors’ Committee shall be terminated without further order of the Bankruptcy Court or act of the parties; provided, however, (a) such Professional Persons shall be entitled to prosecute their respective Fee Claims and represent their respective constituents with respect to applications for payment of such Fee Claims, and (b) nothing herein shall prevent the Reorganized Debtors from retaining any such Professional Person on or after the Effective Date, which retention shall not require Bankruptcy Court approval.

11.10	Hart-Scott-Rodino Antitrust Improvements Act.

Any New Common Stock to be distributed under the Plan to an entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any similar state laws or regulations, shall not be distributed until the notification and waiting periods applicable under such Act to such entity shall have expired or been terminated. In the event any applicable notification and waiting periods do not expire without objection, the Debtors or their agent shall, in their sole discretion, be entitled to sell such entity’s shares of New Common Stock that were to be distributed under the Plan to such entity, and thereafter shall distribute the proceeds of the sale to such entity.

11.11	Notices.

All notices or requests in connection with the Plan shall be in writing and will be deemed to have been given when received by mail and addressed to:

(a) if to the Debtors:

Broadview Networks Holdings, Inc. 800 Westchester Avenue Rye Brook, New York 10573 Attention: Charles C. Hunter, Esq.

with copies to:

Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019
Attention:	Rachel C. Strickland, Esq.
Jennifer J. Hardy, Esq.
Telecopy:	(212) 728-8111
E-mail:	rstrickland@willkie.com jhardy2@willkie.com

(b) if to the Required Consenting Noteholders:

Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Attention:	Michael J. Sage, Esq.
Michael H.M. Brown, Esq.
Telecopy:	(212) 698-3599
E-mail:	michael.sage@dechert.com
michael.brown@dechert.com

(c) if to the DIP Agent or the ABL Agent:

The CIT Group/Business Credit, Inc.
11 West 42nd Street
New York, New York 10036
Attention: Portfolio Manager

with copies to:

Stradley Ronon Stevens & Young
2005 Market Street, Suite 2600
Philadelphia, PA 19103
Attention:	Gary P. Scharmett, Esq.
Paul A. Patterson, Esq.
Telecopy:	(215) 564-8120
E-mail:	gscharmett@stradley.com
ppatterson@stradley.com

11.12	Reservation of Rights.

Except as expressly set forth herein, the Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order. None of the filing of the Plan, any statement or provision contained herein, or the taking of any action by the Debtors with respect to the Plan shall be or shall be deemed to be, an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.

Dated:	October 3, 2012
New York, New York

Respectfully submitted,

BROADVIEW NETWORKS HOLDINGS, INC., a Delaware corporation, on behalf of itself and its subsidiaries

By:	/s/ Michael K. Robinson
	Name:	Michael K. Robinson
	Title:	President and Chief Executive Officer

APPENDIX II

CONFIRMATION NOTICE

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
------------------------------------------------------	x
In re	:	Chapter 11
:
Broadview Networks Holdings, Inc., et al.,[1]	:	Case No. 12- ( )
:
Debtors.	:	(Jointly Administered)
------------------------------------------------------	x

NOTICE OF: (I) ENTRY OF ORDER

CONFIRMING THE JOINT PLAN OF REORGANIZATION

FOR BROADVIEW NETWORKS HOLDINGS, INC. AND ITS

AFFILIATED DEBTORS; (II) OCCURRENCE OF EFFECTIVE DATE; AND

(III) DEADLINE FOR FILING APPLICATIONS FOR PROFESSIONAL FEES

PLEASE TAKE NOTICE THAT:

1. On October 3, 2012, the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) entered an order (the “Confirmation Order”) confirming the Joint Prepackaged Plan of Reorganization for Broadview Networks Holdings, Inc. and its Affiliated Debtors, dated October 3, 2012 (as confirmed, the “Plan”). If you would like a copy of the Confirmation Order or the Plan, you may (a) visit the website of the Debtors’ claims and balloting agent, Kurtzman Carson Consultants LLC (“KCC”) at http://www.kccllc.net/Broadview, or (b) visit the Bankruptcy Court’s website at www.nysb.uscourts.gov. In addition, copies of these documents are on file with the Clerk of the Bankruptcy Court, One Bowling Green, New York, New York 10004. Capitalized terms used but not defined herein have the meanings ascribed to them in the Plan.

2. On [    ], 2012, the Plan was implemented and the Effective Date (as defined in the Plan) occurred.

3. Pursuant to Section 2.5 of the Plan and paragraph 24 of the Confirmation Order, each Professional Person who holds or asserts a Fee Claim (other than an ordinary course

[1]	The last four digits of the taxpayer identification numbers of the Debtors follow in parentheses: (i) Broadview Networks Holdings, Inc. (0798); (ii) A.R.C. Networks, Inc. (0814); (iii) ARC Networks, Inc. (4934); (iv) ATX Communications, Inc. (2245); (v) ATX Licensing, Inc. (9838); (vi) ATX Telecommunication Services of Virginia, LLC (3888); (vii) BridgeCom Holdings, Inc. (2965); (viii) BridgeCom International, Inc. (3985); (ix) BridgeCom Solutions Group, Inc. (3989); (x) Broadview Networks, Inc. (1082); (xi) Broadview Networks of Massachusetts, Inc. (8054); (xii) Broadview Networks of Virginia, Inc. (6404); (xiii) Broadview NP Acquisition Corp. (2734); (xiv) BV-BC Acquisition Corp. (7846); (xv) CoreComm – ATX, Inc. (0529); (xvi) CoreComm Communications, LLC (2077); (xvii) Digicom, Inc. (7176); (xviii) Eureka Broadband Corporation (6004); (xix) Eureka Holdings, LLC (1318); (xx) Eureka Networks, LLC (1244); (xxi) Eureka Telecom, Inc. (3720); (xxii) Eureka Telecom of VA, Inc. (5508); (xxiii) InfoHighway Communications Corporation (0551); (xxiv) Info-Highway International, Inc. (8543); (xxv) InfoHighway of Virginia, Inc. (1600); (xxvi) Nex-i-.com, Inc. (3240); (xxvii) Open Support Systems LLC (9972); and (xxviii) TruCom Corporation (0714). The Debtors’ executive headquarters’ address is 800 Westchester Avenue, Rye Brook, NY 10573.

professional retained pursuant to an order of the Bankruptcy Court) must file with the Bankruptcy Court, and serve on all parties required to receive notice, a final fee application within forty-five (45) days after the Effective Date (or, if such date is not a Business Day, by the next Business Day thereafter). Accordingly, all fee applications for Fee Claims must be filed and served on or before [    ], 2012. FAILURE TO FILE AND SERVE SUCH FEE APPLICATION TIMELY AND PROPERLY SHALL RESULT IN THE FEE CLAIM BEING FOREVER BARRED AND DISCHARGED.

Dated:	New York, New York

, 2012

WILLKIE FARR & GALLAGHER LLP
Counsel for Reorganized Debtors
787 Seventh Avenue
New York, NY 10019